==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		   Under the Securities Exchange Act of 1934
			      (Amendment No. 17)(1)


			  Nextel Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)


			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)


				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)


			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700
- ------------------------------------------------------------------------------
	   (Name, address and telephone number of person authorized to receive notices and communications)


				 May 30, 1996
- ------------------------------------------------------------------------------
	     Date of Event Which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

			(Continued on following pages)


(1) The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

	 The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]

	       WC

	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   17,553,469*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   17,553,469*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       17,553,469*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       8.02%

	 (14)  Type of Reporting Person (See Instructions)
	       CO


		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			      (Amendment No. 17)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  Nextel Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 (the "Original 13D") by Comcast Corporation ("Comcast") relating to Nextel Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994, Amendment No. 9 thereto filed on February 3, 1995, Amendment No. 10 thereto filed on April 7, 1995, Amendment No. 11 thereto filed on May 2, 1995, Amendment No. 12 thereto filed on May 19, 1995, Amendment No. 13 thereto filed on July 5, 1995, Amendment No. 14 thereto filed on July 14, 1995, Amendment No. 15 thereto filed on September 13, 1995 and Amendment No. 16 thereto filed on February [9], 1996 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

Item 5.        Interest in Securities of the Issuer.

	       Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       Comcast owns 5,553,469 shares Common Stock. Based upon the 206,754,230 shares of Common Stock the Company informed Comcast were outstanding as of May 1, 1996 (excluding shares held in treasury), if Comcast were to exercise in full the portion of the Restated Option exercisable within 60 days hereof for 12,000,000 shares of Common Stock, Comcast would own 17,553,469 shares of Common Stock, representing approximately 8.02% of the outstanding Common Stock (giving effect to such exercise). Comcast has the sole power to vote or dispose of all the shares of Common Stock beneficially owned by Comcast.

	       The 1996 Registration Statement covering 8,848,469 shares of Common Stock was filed by the Company with the Commission and became effective on April 29, 1996. Of the shares covered by the 1996 Registration Statement, Comcast has sold an aggregate of 3,295,000 shares in brokers' transactions executed during the period of May 15, 1996 through May 31, 1996.

	       The sales of such shares were made in the amounts, on the dates and at the per share prices set forth below.

				  Number      Per Share
			     -----------    -----------
Date                           of Shares          Price
			     -----------    -----------
May 15, 1996                      50,000         17.875
			     -----------    -----------
May 15, 1996                     100,000         17.750
			     -----------    -----------
May 17, 1996                      80,000         17.750
			     -----------    -----------
May 20, 1996                     175,000         17.875
			     -----------    -----------
May 21, 1996                      90,000         17.875
			     -----------    -----------
May 22, 1996                     400,000         17.750
			     -----------    -----------
May 22, 1996                      50,000         18.000
			     -----------    -----------
May 23, 1996                     200,000         18.000
			     -----------    -----------
May 24, 1996                      50,000         17.875
			     -----------    -----------
May 24, 1996                     200,000         17.875
			     -----------    -----------
May 24, 1996                      50,000         18.500
			     -----------    -----------
May 29, 1996                     200,000         18.375
			     -----------    -----------
May 30, 1996                     200,000         18.875
			     -----------    -----------
May 30, 1996                     100,000         19.000
			     -----------    -----------
May 30, 1996                      50,000         19.250
			     -----------    -----------
May 30, 1996                     600,000         19.500
			     -----------    -----------
May 30, 1996                     100,000         19.750
			     -----------    -----------
May 31, 1996                     200,000         20.500
			     -----------    -----------
May 31, 1996                     200,000         20.375
			     -----------    -----------
May 31, 1996                     200,000         20.250
			     -----------    -----------
    Total                      3,295,000
			     -----------    -----------


	       Other than as described herein, Comcast has not effected any transactions in the securities of the Company during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers or directors within the past sixty days.

	       Except as amended and supplemented hereby, the information under Item 5 of the Schedule 13D remains as previously reported.


				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   May 31, 1996

			       COMCAST CORPORATION

			       By: /s/ Arthur R. Block
			       --------------------------------
				    Name:  Arthur R. Block
				  Title: Deputy General Counsel



				 EXHIBIT INDEX



				       Page Number in
Exhibit                                 Sequentially
Reference                   Title      Numbered Report
- ---------                   -----      ---------------
			     N/A










				UNITED STATES
		     SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C. 20549

				SCHEDULE 13D

		  Under the Securities Exchange Act of 1934
			 (Amendment No.           )*


			      Fleet Call, Inc.
		   ------------------------------------
			      (Name of Issuer)

			    Class A Common Stock
		   ------------------------------------
		       (Title of Class of Securities)

				 338898 10 9
		   ------------------------------------
			       (CUSIP Number)

       Jason M. Shargel, Esquire, Wolf, Block, Schorr and Solis-Cohen,
      S.E. Corner 15th & Chestnut Streets, Philadelphia, PA 19102-2678
			       (215) 977-2234
       ----------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
			     and Communications)

			       August 21, 1992
       ----------------------------------------------------------------
	   (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.
- --------
*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

				SCHEDULE 13D

- -----------------------------          -----------------------------------
CUSIP No.   338898 10 9                Page          of     10     Pages
- -----------------------------          -----------------------------------

- -----------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
	  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

			 Comcast Corporation
- -----------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							      (a) [  ]
							      (b) [  ]
- -----------------------------------------------------------------------------
3         SEC USE ONLY

- -----------------------------------------------------------------------------
4         SOURCE OF FUNDS*

			 WC
- -----------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	    PURSUANT TO ITEMS 2(d) or 2(e)                         [  ]

- -----------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
			 Pennsylvania
- -----------------------------------------------------------------------------
       NUMBER OF         7       SOLE VOTING POWER
	SHARES                     28,571,429
     BENEFICIALLY        ---------------------------------------------------
       OWNED BY          8       SHARED VOTING POWER
	 EACH                      0
      REPORTING          ---------------------------------------------------
	PERSON           9       SOLE DISPOSITIVE POWER
	 WITH                     28,571,429
			 ---------------------------------------------------
			 10      SHARED DISPOSITIVE POWER
				   0
- -----------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
		  28,571,429
- -----------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
								       [ ]
- -----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
		  35.0%
- -----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
		  CO
- -----------------------------------------------------------------------------
		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
	INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
    (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ---------------------                     -----------------
CUSIP No. 338898 10 9                     Page  of 10 Pages
- ---------------------                     -----------------

Item 1.    Security and Issuer.

	   The title of the class of equity securities to which this statement relates is the Class A Common Stock (the "Class A Common Stock"), $.001 par value, of Fleet Call, Inc., a Delaware corporation ("Fleet Call"). The principal executive offices of Fleet Call are located at 201 Route 17N, Rutherford, NJ 07070.

Item 2.    Identity and Background.

	   This statement is being filed by Comcast Corporation, a Pennsylvania corporation ("Comcast"), whose principal business is the development, operation and management of cable and cellular communications systems. The address of Comcast's principal business and principal office is 1234 Market Street, Philadelphia, PA 19107-3723.

	   The following are the executive officers and directors of Comcast and certain information relating thereto:

Name                       Title                          Business Address            Present Principal Occupation
- ----                       -----                          ----------------            ----------------------------
Ralph J. Roberts           Chairman of Board of           1234 Market Street          Chairman of Board of Directors of
			   Directors and Director         Philadelphia, PA 19107      Comcast

Julian A. Brodsky          Vice Chairman of Board of      1234 Market Street          Vice Chairman of Board of
			   Directors and Director         Philadelphia, PA 19107      Directors of Comcast

Brian L. Roberts           President; Director            1234 Market Street          President of Comcast
							  Philadelphia, PA 19107

John R. Alchin             Senior Vice President and      1234 Market Street          Senior Vice President and
			   Treasurer                      Philadelphia, PA 19107      Treasurer of Comcast

Thomas G. Baxter           Senior Vice President          1234 Market Street          President of Comcast Cable
							  Philadelphia, PA 19107      Communications, Inc.

Lawrence S. Smith          Senior Vice President          1234 Market Street          Senior Vice President  Accounting
			   Accounting and                 Philadelphia, PA 19107      and Administration of Comcast
			   Administration
Stanley L. Wang            Senior Vice President,         1234 Market Street          Senior Vice President, General
			   General Counsel and            Philadelphia, PA 19107      Counsel and Secretary of Comcast
			   Secretary
C. Stephen Backstrom       Vice President  Taxation       1234 Market Street          Vice President  Taxation of
							  Philadelphia, PA 19107      Comcast
Mark A. Coblitz            Vice President  Strategic      1234 Market Street          Vice President  Strategic Planning
			   Planning                       Philadelphia, PA 19107      of Comcast
Paul Gillert               Vice President  Human          1234 Market Street          Vice President  Human Resources
			   Resources                      Philadelphia, PA 19107      of Comcast
Donald A. Harris           Vice President                 1234 Market Street          President of Comcast Cellular
							  Philadelphia, PA 19107      Communications, Inc.
F. Jerome Purcell          Vice President                 1234 Market Street          President of Comcast Sound
							  Philadelphia, PA 19107      Communications, Inc.
Daniel Aaron               Director                       1234 Market Street          Director of Comcast
							  Philadelphia, PA 19107
Gustave G. Amsterdam       Director                       1845 Walnut Street          Attorney
							  Suite 2390                  1845 Walnut Street
							  Philadelphia, PA 19103      Suite 2390
										      Philadelphia, PA 19103
Sheldon M. Bonovitz        Director                       4200 One Liberty Place      Partner in law firm of Duane, Morris
							  Philadelphia, PA 19103      and Heckscher
										      4200 One Liberty Place
										      Philadelphia, PA 19103
Joseph L. Castle           Director                       One Valley Square           President of Castle Energy Corp.
							  Suite 101                   One Valley Square
							  512 Township Line Road      Suite 101
							  Blue Bell, PA 19422         512 Township Line Road
										      Blue Bell, PA 19422
Bernard C. Watson          Director                       1630 Locust Street          President of William Penn
							  Philadelphia, PA 19103      Foundation
										      1630 Locust Street
										      Philadelphia, PA 19103
Irving A. Wechsler         Director                       One Oliver Plaza            Partner in Wechsler, Myers &
							  Pittsburgh, PA 15222        Walsh, Certified Public Accountants
										      One Oliver Plaza
										      Pittsburgh, PA 15222
Anne Wexler                Director                       1317 F. Street, N.W.        Chairman of The Wexler Group
							  Suite 600                   1317 F. Street, N.W.
							  Washington, DC 20004        Suite 600
										      Washington, DC 20004


     All of the executive officers and directors of Comcast are citizens of the United States, except John Alchin who is a citizen of Australia.

     During the last five years, neither Comcast nor any of the directors or executive officers of Comcast has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

Item 3.    Source and Amount of Funds or Other Consideration.

     Comcast has not acquired any shares of Class A Common Stock as of the date of the filing of this statement.

     Pursuant to an Agreement in Principle dated June 27, 1992 (as amended on August 27, 1992) (the "Agreement", copies of which are attached hereto as Exhibits A and B), Comcast, through its wholly-owned subsidiary Comcast FCI, Inc., will acquire 3,571,429 shares of Class A Common Stock on the Closing Date (as defined in the Agreement) for an aggregate purchase price of $50,000,000. On the Closing Date, Comcast will also acquire an option (the "Option") to purchase 25,000,000 shares of Class A Common Stock at an exercise price per share equal to $16.00. In consideration for the grant of the Option, Comcast FCI, Inc. shall deliver a promissory note to Fleet Call in the principal amount of $10,000,000 possessing terms as more fully described in Item 6. In addition, Comcast is obligated, subject to certain conditions, to purchase additional shares of Class A Common Stock for $50,000,000 at a per share price equal to 90% of the average per share closing price of Class A Common Stock during the 30 trading days preceding the event which gives rise to this purchase obligations (the "Second Purchase"). The anticipated date for the Second Purchase is January 31, 1995; however, the right to purchase these shares may be accelerated upon the occurrence of certain events. Furthermore, Comcast will be granted options to purchase additional shares of Class A Common Stock in the event Fleet Call agrees to purchase a business with a value of at least $150,000,000 in exchange for securities of Fleet Call within one year of the Closing Date. The Agreement also provides Comcast with certain preemptive rights. Comcast anticipates making all such purchases, and any additional purchase of Class A Common Stock it may make through the public markets or in private transactions, utilizing its working capital.

Item 4.    Purpose of Transaction.

     Comcast shall acquire the initial 3,571,429 shares of Class A Common Stock described in Item 3 for investment purposes. Although the Agreement provides that Comcast shall not acquire more than thirty percent (30%) of
(i) Fleet Call's fully diluted equity or (ii) Fleet Call's Voting Power (as defined in the Agreement) prior to the later of (x) three (3) years from the Closing Date or (y) the termination or the exercise in full of the Option (subject to certain exceptions set forth in the Agreement), Comcast may, when permitted and as discussed in Item 3 and Item 6, engage in additional purchases (both public and private) which could result in Comcast acquiring control of Fleet Call. Comcast may not sell or otherwise transfer any shares of Class A Common Stock purchased pursuant to the Agreement (other than to affiliates of Comcast) for a period of three years from the Closing Date without obtaining the prior approval of Fleet Call, which approval cannot be unreasonably withheld or delayed, except in certain limited circumstances.

     Fleet Call has a staggered Board of Directors consisting of nine members divided into three classes. Fleet Call cannot increase the number of classes into which the Board of Directors is divided without Comcast's consent and will submit a proposal to eliminate the staggered Board to its shareholders upon Comcast's request if Comcast owns 30% of the outstanding shares of Fleet Call. The Agreement entitles Comcast to one seat on Fleet Call's Board of Directors on the Closing Date and two seats upon such board after the Second Purchase; provided, however, that Comcast shall only be entitled to one seat on Fleet Call's Board of Directors at any time that its ownership is less than 8% of the total number of Class A Common Stock actually outstanding. Comcast shall be entitled to additional seats on Fleet Call's Board of Directors such that the number of seats is at least equal to its percentage ownership of Fleet Call. Julian A. Brodsky and Donald A. Harris, executive officers of Comcast, have been nominated for election to Fleet Call's Board of Directors for a term expiring in 1995.

     Comcast intends to review continually Fleet Call's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and subject to compliance with the Agreement (as it may be amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to Fleet Call as it deems appropriate in light of the circumstances existing from time to time. Comcast has not determined what course of action it will take, but such actions may include, but are not limited to: (a) the acquisition of additional shares of Class A Common Stock or other securities of Fleet Call; (b) otherwise seeking to influence the management and policies of Fleet Call to enhance the value of the securities described in Item 3; (c) selling or otherwise disposing of some or all of the shares of Class A Common Stock or other securities of Fleet Call; or (d) other acquisitions, dispositions, mergers or transactions involving Fleet Call or any of its affiliates. At the present time, other than the actions discussed in this statement, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.

Item 5.    Interest in Securities of the Issuer.

     On the Closing Date, Comcast shall own 3,571,429 shares of Class A Common Stock and shall have the immediately exercisable right to acquire 25,000,000 shares of Class A Common Stock pursuant to the Option. Based upon the 53,141,570 shares of Class A Common Stock outstanding as of July 24, 1992, as reported on Fleet Call's Proxy Statement mailed to its shareholders in connection with Fleet Call's 1992 Annual Meeting, if Comcast were to exercise the Option in full, Comcast would own 35.0% of the outstanding Class A Common Stock.

     Comcast will have the sole power to vote or dispose of all of the shares of Class A Common Stock beneficially owned by Comcast. There were no transactions by Comcast (other than the execution of the Agreement ) in the Class A Common Stock that were effected during the past sixty days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     On June 27, 1992, Comcast and Fleet Call entered into the Agreement pursuant to which Comcast, through its wholly-owned subsidiary Comcast FCI, Inc., agreed to purchase, on the Closing Date, 3,571,429 shares of Class A Common Stock in consideration for the aggregate sum of $50,000,000, payable in cash, and an Option exercisable in whole or in part at any time from the Closing Date until five years after the Closing Date, to purchase an aggregate of 25,000,000 shares of Class A Common Stock at an exercise price of $16.00 per share. In consideration for the grant of the Option, Comcast FCI, Inc. shall deliver a promissory note (the "Note") to Fleet Call in the principal amount of $20,000,000. The principal amount of the Note, together with interest at the rate of 5% per annum, is payable on the earlier of five years after the Closing Date or exercise in full of the Option. If the Option is exercised in part, the Note shall be prepaid to the extent of $.80 per share acquired upon exercise of the Option plus accrued interest on such amount. Comcast FCI Inc.'s obligations under the Note shall be secured by a pledge of the Class A Common Stock and the options purchased by Comcast FCI, Inc. pursuant to the Agreement. The Agreement also provides that on January 31, 1995 Comcast will purchase that number of shares of Class A Common Stock equal to fifty million divided by 90% of the average per share closing price of Class A Common Stock during the 30 trading days preceding January 31, 1995 in consideration for the aggregate sum of $50,000,000, payable in cash (the "Second Purchase"). Such Second Purchase may be accelerated, at the option of Comcast, in the event of certain fundamental corporate transactions. The Agreement also provides for certain preemptive rights and for anti-dilution adjustments to the number of shares to be purchased by Comcast and the number of shares subject to the Option.

     The Agreement provides Comcast with certain representation on Fleet Call's Board of Directors as more fully discussed under Item 4. Certain yet unidentified principal stockholders of Fleet Call may execute an agreement pursuant to which they will agree to vote their shares of Class A Common Stock to enable Comcast to obtain this Board representation. The Agreement also provides Comcast with "piggyback" registration rights at Fleet Call's expense (except for underwriting discounts and commissions) on customary terms for all shares of Class A Common Stock (the "Registrable Shares") purchased by Comcast pursuant to the Purchase Agreement or otherwise. In addition, subject to certain limitations, Comcast has the right to two (2) demand registrations of the Registrable Shares on customary terms at Fleet Call's expense (except for underwriting discounts and commissions) and two
(2) such registrations at Comcast's expense.

     Closing under the Agreement is subject to the expiration of the waiting period (the "Waiting Period") required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 without any action, proceeding, or investigation being commenced or threatened which seeks to enjoin or delay the consummation of the transactions contemplated by the Agreement. In addition, Closing is subject to receipt of any necessary regulatory and third-party approvals and certain customary closing conditions. The Waiting Period expired on August 21, 1992 without the threat or commencement of any such action, proceeding or investigation. The Agreement shall terminate on December 31, 1992 if no Closing has occurred by such date.

     Comcast and Fleet Call are negotiating a Stock Purchase Agreement which will supersede the Agreement and which will be filed as an amendment to this statement promptly after its execution. Such Stock Purchase Agreement will have as exhibits, among others, the forms of Option, Note, Stock Pledge Agreement and Voting Agreement.


Item 7.    Exhibits.(*)

Exhibit A        Agreement in Principle dated June 27, 1992 by and between
		 Comcast and Fleet Call.

Exhibit B        Amendment, dated August 27, 1992, to Agreement in Principle.

_______________
(*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


				  Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

				    COMCAST CORPORATION


Date: August 27, 1992               By: /s/ Stanley Wang
				    --------------------------------
				      Stanley Wang, Senior Vice
				    President, General Counsel and
				    Secretary


				 UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D

		   Under the Securities Exchange Act of 1934
			  (Amendment No.      1    )*


			       Fleet Call, Inc.
		   ------------------------------------

			       (Name of Issuer)

			     Class A Common Stock
		   ------------------------------------
			(Title of Class of Securities)

				  338898 10 9
		   ------------------------------------
				(CUSIP Number)

	Jason M. Shargel, Esquire, Wolf, Block, Schorr and Solis-Cohen,
       S.E. Corner 15th & Chestnut Streets, Philadelphia, PA 19102-2678
				(215) 977-2234
       ----------------------------------------------------------------

 (Name, Address and Telephone Number of Person Authorized to Receive Notices
			      and Communications)

			      September 14, 1992
       ----------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



			 Exhibit Index is on Page 14.

				 SCHEDULE 13D

- -----------------------------          ----------------------------------
CUSIP No.   338898 10 9                Page          of    122    Pages
- -----------------------------          ----------------------------------

- -----------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
	       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

			 Comcast Corporation
- -----------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								 (a) [ ]
- -----------------------------------------------------------------------------
3              SEC USE ONLY

- -----------------------------------------------------------------------------
4              SOURCE OF FUNDS*

			 WC
- -----------------------------------------------------------------------------
5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
		  PURSUANT TO ITEMS 2(d) or 2(e)
								 [ ]
- -----------------------------------------------------------------------------
6              CITIZENSHIP OR PLACE OF ORGANIZATION
			 Pennsylvania
- -----------------------------------------------------------------------------
    NUMBER OF          7       SOLE VOTING POWER
      SHARES                   28,571,429*           *See number 12 below
   BENEFICIALLY        ---------------------------------------------------
     OWNED BY          8       SHARED VOTING POWER
       EACH                    -0-*                  *See number 12 below
    REPORTING          ---------------------------------------------------
      PERSON           9       SOLE DISPOSITIVE POWER
       WITH                    28,571,429
		       ---------------------------------------------------
		       10      SHARED DISPOSITIVE POWER
			       -0-

- -----------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	    28,571,429

- -----------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      Excludes an aggregate of 16,012,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 herein.
- -----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      35.0%
- -----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      CO
- -----------------------------------------------------------------------------
		     *SEE INSTRUCTIONS BEFORE FILLING OUT!
	 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 338898 10 9                     Page  of 122 Pages

	    Reference is made to Schedule 13D previously filed on August 31, 1992 by Comcast Corporation.


Item 1.     Security and Issuer.

	    The title of the class of equity securities to which this statement relates is the Class A Common Stock (the "Class A Common Stock"), $.001 par value, of Fleet Call, Inc., a Delaware corporation ("Fleet Call"). The principal executive offices of Fleet Call are located at 201 Route 17N, Rutherford, NJ 07070.

Item 2.     Identity and Background.

	    This statement is being filed by Comcast Corporation, a Pennsylvania corporation ("Comcast"), whose principal business is the development, operation and management of cable and cellular communications systems. The address of Comcast's principal business and principal office is 1234 Market Street, Philadelphia, PA 19107-3723.

	    The following are the executive officers and directors of Comcast and certain information relating thereto:

Name                          Title                    Business Address            Present Principal Occupation
- ----                          -----                    ----------------            ----------------------------
Ralph J. Roberts              Chairman of Board        1234 Market Street          Chairman of Board of Directors of
			      of Directors and         Philadelphia, PA 19107      Comcast
			      Director

Julian A. Brodsky             Vice Chairman of         1234 Market Street          Vice Chairman of Board of
			      Board of Directors       Philadelphia, PA 19107      Directors of Comcast
			      and Director
Brian L. Roberts              President; Director      1234 Market Street          President of Comcast
						       Philadelphia, PA 19107
John R. Alchin                Senior Vice              1234 Market Street          Senior Vice President and
			      President and            Philadelphia, PA 19107      Treasurer of Comcast
			      Treasurer
Thomas G. Baxter              Senior Vice              1234 Market Street          President of Comcast Cable
			      President                Philadelphia, PA 19107      Communications, Inc.
Lawrence S. Smith             Senior Vice              1234 Market Street          Senior Vice President
			      President                Philadelphia, PA 19107      Accounting and Administration of
			      Accounting and                                       Comcast
			      Administration
Stanley L. Wang               Senior Vice              1234 Market Street          Senior Vice President, General
			      President, General       Philadelphia, PA 19107      Counsel and Secretary of
			      Counsel and                                          Comcast
			      Secretary
C. Stephen Backstrom          Vice President           1234 Market Street          Vice President  Taxation of
			      Taxation                 Philadelphia, PA 19107      Comcast
Mark A. Coblitz               Vice President           1234 Market Street          Vice President  Strategic
			      Strategic Planning       Philadelphia, PA 19107      Planning of Comcast
Paul Gillert                  Vice President           1234 Market Street          Vice President  Human
			      Human Resources          Philadelphia, PA 19107      Resources of Comcast
Donald A. Harris              Vice President           1234 Market Street          President of Comcast Cellular
						       Philadelphia, PA 19107      Communications, Inc.
F. Jerome Purcell             Vice President           1234 Market Street          President of Comcast Sound
						       Philadelphia, PA 19107      Communications, Inc.
Daniel Aaron                  Director                 1234 Market Street          Director of Comcast
						       Philadelphia, PA 19107
Gustave G. Amsterdam          Director                 1845 Walnut Street          Attorney
						       Suite 2390                  1845 Walnut Street
						       Philadelphia, PA 19103      Suite 2390
										   Philadelphia, PA 19103
Sheldon M. Bonovitz           Director                 4200 One Liberty Place      Partner in law firm of Duane,
						       Philadelphia, PA 19103      Morris and Heckscher
										   4200 One Liberty Place
										   Philadelphia, PA 19103
Joseph L. Castle              Director                 One Valley Square           President of Castle Energy Corp.
						       Suite 101                   One Valley Square
						       512 Township Line Road      Suite 101
						       Blue Bell, PA 19422         512 Township Line Road
										   Blue Bell, PA 19422
Bernard C. Watson             Director                 1630 Locust Street          President of William Penn
						       Philadelphia, PA 19103      Foundation
										   1630 Locust Street
										   Philadelphia, PA 19103
Irving A. Wechsler            Director                 One Oliver Plaza            Partner in Wechsler, Myers &
						       Pittsburgh, PA 15222        Walsh, Certified Public
										   Accountants
										   One Oliver Plaza
										   Pittsburgh, PA 15222
Anne Wexler                   Director                 1317 F. Street, N.W.        Chairman of The Wexler Group
						       Suite 600                   1317 F. Street, N.W.
						       Washington, DC 20004        Suite 600
										   Washington, DC 20004




      All of the executive officers and directors of Comcast are citizens of the United States, except John Alchin who is a citizen of Australia.

      During the last five years, neither Comcast nor any of the directors or executive officers of Comcast has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

      In connection with the Stock Purchase Agreement described in Item 3 below, each of the persons identified below (each individually, a "Stockholder" and collectively, the "Stockholders") and Comcast entered into a Stockholders' Voting Agreement, dated September 14, 1992 (the "Voting Agreement"). In addition, Fleet Call has informed Comcast that one or more additional shareholders of Fleet Call may enter into the Voting Agreement.
The name of each Stockholder and the number of shares of Class A Common Stock that such Stockholder is presently entitled to vote is as follows:

					    Number of Shares of
		Name                        Class A Common Stock
		----                        --------------------
Brian D. McAuley                              730,000
Morgan E. O'Brien                             638,490
Belle O'Brien and Morgan
O'Brien Siblings Trust                        300,000
Morgan E. O'Brien 10 Year
Irrevocable Trust                             311,510
Robert Cooper                                 800,000
Peter Reinheimer                              250,000
First Capital Corporation of
Chicago                                    10,256,410
Madison Dearborn Partners IV
and V                                       1,025,640
Gene Clothier                               1,700,000

      Pursuant to the Voting Agreement each Stockholder and Comcast agreed to vote (in person or by proxy) all of his, her or its shares of Class A Common Stock and other voting securities of Fleet Call, whether now owned or hereafter acquired (or grant proxies with respect to such shares and other securities), at each relevant annual, special or other meeting (or written action in lieu thereof) of the stockholders of Fleet Call, in a manner designed to approve all actions required (including, without limitation, in favor of the election of each Comcast Director (as hereinafter defined in Item 4 below) designated by Comcast in accordance with the terms of the Stock Purchase Agreement) to permit Comcast to obtain its minimum required Board representation under the Stock Purchase Agreement.

      The information set forth above relating to the Stockholders was provided to Comcast by Fleet Call. The information presented is not intended to reflect beneficial ownership of securities of Fleet Call as the information is based solely on the number of shares of Class A Common Stock that each Stockholder is presently entitled to vote, and does not include stock options or warrants that may be exercised within 60 days of the date hereof. With respect to the Stockholders identified above, Comcast has no knowledge of the other information requested under Item 2 of Schedule 13D relating to the identity and background of such persons. Comcast disclaims beneficial ownership of the Fleet Call securities held by the Stockholders and disclaims being a member of a "group" with such persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Item 3.     Source and Amount of Funds or Other Consideration.

      On September 14, 1992 (the "Closing Date"), Comcast, Comcast FCI, Inc., a Delaware corporation that is a wholly-owned subsidiary of Comcast ("Comcast FCI") and Fleet Call, Inc. ("Fleet Call") entered into a Stock Purchase Agreement (the "Agreement", a copy of which is attached hereto as Exhibit A). The Agreement supersedes in all respects the Agreement in Principle described in the Schedule 13D filed with the Securities and Exchange Commission by Comcast on August 31, 1992.

      Pursuant to the Agreement, Comcast, through Comcast FCI, acquired 3,571,429 shares (the "Initial Shares") of Fleet Call's Class A Common Stock (the "Class A Common Stock") for an aggregate purchase price of $50,000,000. Comcast financed the acquisition of the Initial Shares with working capital. Pursuant to the Agreement, Comcast also acquired an option (the "Option") to purchase 25,000,000 shares of Class A Common Stock at an exercise price per share equal to $16.00. In consideration for the grant of the Option, Comcast delivered a promissory note (the "Note") to Fleet Call in the principal amount of $20,000,000, the terms of which are described more fully in Item 6 below.

      In addition, under the Agreement, Comcast is obligated, subject to certain conditions, to purchase additional shares of Class A Common Stock (the "Additional Shares") for $50,000,000 at a per share price equal to 90% of the average per share closing price of Class A Common Stock during the 30 trading days preceding the event which gives rise to this purchase obligation (the "Second Purchase"). The anticipated date for the Second Purchase is January 31, 1995; however, the right to purchase these shares may be accelerated or terminated upon the occurrence of certain events. Furthermore, the Agreement provides that Comcast will be granted options to purchase additional shares of Class A Common Stock in the event Fleet Call acquires an interest in a business (other than certain excepted or excluded transactions) for total consideration in excess of $25,000,000 in exchange for securities of Fleet Call pursuant to an oral or written agreement reached within one year of the Closing Date. The Agreement also provides Comcast with certain preemptive rights. Comcast anticipates making all purchases under the Agreement, and any other purchases of Class A Common Stock it may make through the public markets or in private transactions, utilizing its working capital.

Item 4.     Purpose of Transaction.

      Comcast acquired the Initial Shares described in Item 3 for investment purposes. Although the Agreement provides that Comcast and its subsidiaries shall not acquire a Fully Diluted Ownership Percentage or a Voting Power Ownership Percentage (each as defined in the Agreement) of more than thirty percent (30%) prior to the later of (x) three (3) years from the Closing Date or (y) the termination or the exercise in full of the Option (subject to certain exceptions set forth in the Agreement), Comcast may, when permitted and as discussed in Item 3 and Item 6, engage in additional purchases (both public and private) which could result in Comcast acquiring control of Fleet Call. Comcast may not sell or otherwise transfer any shares of Class A Common Stock purchased pursuant to the Agreement (other than to affiliates of Comcast) for a period of three years from the Closing Date without obtaining the prior approval of Fleet Call, which approval cannot be unreasonably withheld or delayed, except in certain limited circumstances.

      Fleet Call has a staggered Board of Directors consisting of nine members divided into three classes. The Agreement provides that Fleet Call cannot increase the number of classes into which the Board of Directors is divided without Comcast's consent and will submit a proposal to eliminate the staggered Board to its shareholders upon Comcast's request if Comcast's Voting Power Percentage equals or exceeds 30%. The Agreement entitles Comcast to designate one member of Fleet Call's Board of Directors on the Closing Date and two members after the Second Purchase (each a "Comcast Director"); provided, however, that Comcast shall only be entitled to one seat on Fleet Call's Board of Directors at any time that its ownership is less than 8% of the total number of Class A Common Stock actually outstanding. Comcast shall be entitled to additional seats on Fleet Call's Board of Directors such that the number of seats is at least equal to its percentage ownership of Fleet Call. Upon closing under the Agreement, Julian A. Brodsky and Donald A. Harris, executive officers of Comcast, were elected to Fleet Call's Board of Directors for a term expiring in 1995.

      Comcast intends to review continually Fleet Call's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and subject to compliance with the Agreement (as it may be amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to Fleet Call as it deems appropriate in light of the circumstances existing from time to time. Comcast has not determined what course of action it will take, but such actions may include, but are not limited to: (a) the acquisition of additional shares of Class A Common Stock or other securities of Fleet Call; (b) otherwise seeking to influence the management and policies of Fleet Call to enhance the value of the securities described in Item 3; (c) selling or otherwise disposing of some or all of the shares of Class A Common Stock or other securities of Fleet Call; or (d) other acquisitions, dispositions, mergers or transactions involving Fleet Call or any of its affiliates. At the present time, other than the actions discussed in this statement, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of
Schedule 13D.

Item 5.     Interest in Securities of the Issuer.

      As of the Closing Date, Comcast owns 3,571,429 shares of Class A Common Stock and has the immediately exercisable right to acquire 25,000,000 shares of Class A Common Stock pursuant to the Option. Based upon the 53,141,570 shares of Class A Common Stock outstanding as of July 24, 1992, as reported on Fleet Call's Proxy Statement mailed to its shareholders in connection with Fleet Call's 1992 Annual Meeting, if Comcast were to exercise the Option in full, Comcast would own 35.0% of the outstanding Class A Common Stock.
Comcast will have the sole power to vote or dispose of all of the shares of Class A Common Stock beneficially owned by Comcast.

      In connection with the Agreement, Comcast and Fleet Call entered into a Stock Pledge Agreement, the terms of which are set forth more fully in Item 6 below, pursuant to which Comcast pledged the Collateral (as defined in Item 6) to Fleet Call. However, so long as no Default (as defined in the Stock Pledge Agreement) shall have occurred and be continuing, Comcast shall have the right to dispose of the Collateral and to exercise all voting, consensual, and other powers of ownership pertaining to the Collateral, subject to the terms of the Agreement and the Stock Pledge Agreement. For information relating to the Stockholders' Voting Agreement and the Stockholders executing such agreement, see Items 2 and 6 herein.

      There were no transactions by Comcast (other than the execution of the Agreement) in the Class A Common Stock that were effected during the past sixty days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      On the Closing Date, in addition to the Agreement, Comcast FCI entered into an option agreement, the Note, a stockholders' voting agreement, an assignment, and a stock pledge agreement (hereinafter collectively referred to as the "Transaction Agreements"). The following is a summary of certain key provisions of the Agreement and the Transaction Agreements which is qualified in all respects by reference to the Agreement and each Transaction Agreement in its entirety, each of which is attached as an exhibit hereto.

      On the Closing Date, Comcast and Fleet Call entered into the Agreement pursuant to which Comcast, through its wholly- owned subsidiary Comcast FCI, purchased the Initial Shares in consideration for the aggregate sum of $50,000,000, which was paid in cash, and an Option exercisable in whole or in part at any time from the Closing Date until September 14, 1997, to purchase an aggregate of 25,000,000 shares of Class A Common Stock at an exercise price of $16.00 per share. The Agreement provides for the Second Purchase on January 31, 1995; provided, however, that the Second Purchase may be accelerated or terminated, at the option of Comcast, in the event of certain fundamental corporate transactions. The Agreement also provides for certain preemptive rights and for anti- dilution adjustments to the number of shares to be purchased by Comcast and the number of shares subject to the Option.

      The Agreement provides Comcast with certain representation on Fleet Call's Board of Directors as more fully discussed under Item 4. The Agreement also provides Comcast with "piggyback" registration rights at Fleet Call's expense (except for underwriting discounts and commissions) on customary terms for all shares of Class A Common Stock (the "Registrable Shares") purchased by Comcast pursuant to the Agreement or otherwise. In addition, subject to certain limitations, Comcast has the right to two (2) demand registrations of the Registrable Shares on customary terms at Fleet Call's expense (except for underwriting discounts and commissions) and two (2) such registrations at Comcast's expense.

      In connection with the Agreement, Comcast FCI and Fleet Call entered into an Option Agreement, dated as of September 14, 1992 (the "Option Agreement"), evidencing the Option. The Option expires on September 14, 1997 (the "Expiration Date"). The Option is exercisable in whole or in part at any time after the Closing Date until the Expiration Date. The Option is subject to standard adjustments upon the occurrence of any stock combination, corporate reorganization or certain changes in the capitalization of Fleet Call. The Option Agreement provides that if Comcast or any of its subsidiaries acquire shares of Class A Common Stock or securities convertible into Class A Common Stock other than upon the exercise of the Option or pursuant to the Agreement (a "Supplemental Purchase"), Comcast FCI shall have the right to reduce the number of Option Shares by an amount equal to all or part of the shares acquired pursuant to such Supplemental Purchase. However, under the Option Agreement, Comcast is required to reduce the number of Option Shares to a number that does not cause Comcast to exceed the restrictions on ownership set forth in the Agreement and described in Item 4 above.

      In consideration for the grant of the Option, Comcast FCI delivered the Note. Subject to certain prepayment provisions set forth below, the principal amount of the Note, together with interest at the rate of 5% per annum, is payable on September 14, 1997. In the event that Comcast or any of its subsidiaries sells any of the Initial Shares, the Additional Shares or shares of the Class A Common Stock acquired pursuant to the Option (the "Option Shares"), Comcast FCI shall prepay the Note in an amount equal to the initial principal amount of the Note multiplied by a fraction the numerator of which equals the total number of Initial Shares, Additional Shares and Option Shares so sold and the denominator of which equals the total number of Initial Shares, Additional Shares and Options Shares issued, plus accrued interest on such amount. In addition, if the Option is exercised in part, the Note shall be prepaid to the extent of $.80 per share acquired upon exercise of the Option, plus accrued interest on such amount.

      In order to secure its obligations under the Note and any additional note that may be issued in connection with the issuance of any additional options pursuant to the Agreement (the "Secured Obligations"), Comcast FCI and Fleet Call entered into a Stock Pledge Agreement, dated September 14, 1992, pursuant to which Comcast FCI pledged the Initial Shares, the Option, any Additional Shares or additional options issued pursuant to the Agreement, and any securities issued upon the exercise of the Option or such additional options (collectively, the "Collateral"). In connection with the Stock Pledge Agreement, Comcast FCI assigned the Option to Fleet Call. So long as no Default (as defined in the Stock Pledge Agreement) shall have occurred and be continuing, and subject to the terms of the Agreement and the Transaction Agreements, Comcast shall have the right to dispose of the Collateral and to exercise all voting, consensual, and other powers of ownership pertaining to the Collateral. The Stock Pledge Agreement terminates upon the occurrence of the payment in full of all Secured Obligations after all claims or potential claims with respect thereto have been made or resolved.

      In connection with the Agreement, Comcast FCI entered into the Voting Agreement with Brian D. McAuley, Morgan E. O'Brien, Lila O'Brien Sullivan as trustee for the Belle O'Brien and Morgan O'Brien Siblings Trust, Lila O'Brien Sullivan as trustee for the Morgan E. O'Brien 10 Year Irrevocable Trust, Robert Cooper, Gene L. Clothier, First Capital Corporation of Chicago, Madison Dearborn Partners IV and V and Peter Reinheimer. The signatories to the Voting Agreement each agreed to vote (in person or by proxy) all of his, her or its shares of Class A Common Stock and other voting securities of Fleet Call, whether now owned or hereafter acquired (or grant proxies with respect to such shares and other securities), at each relevant annual, special or other meeting (or written action in lieu thereof) of the stockholders of Fleet Call, in a manner designed to approve all actions required (including, without limitation, in favor of the election of each Comcast Director designated by Comcast in accordance with the terms of the Stock Purchase Agreement) to permit Comcast to obtain its minimum required Board representation under the Stock Purchase Agreement. The Voting Agreement terminates when Comcast FCI has no current or prospective right to designate members of Fleet Call's Board of Directors under the Agreement.

      Pursuant to the Agreement, Comcast is jointly and severally liable with Comcast FCI for all of Comcast FCI's obligations under the Agreement and the Transaction Agreements, with the exception of Comcast FCI's obligations under the Note.


Item 7.     Exhibits.(*)
	    --------

Exhibit A         Stock Purchase Agreement, dated September 14, 1992, by and
		  among Comcast Corporation, Comcast FCI, Inc. and Fleet Call,
		  Inc.

Exhibit B         Option Agreement, dated September 14, 1992, between Fleet
		  Call, Inc. and Comcast FCI, Inc.

Exhibit C         Promissory Note, dated September 14, 1992, issued by Comcast
		  FCI, Inc. in favor of Fleet Call, Inc.

Exhibit D         Stock Pledge Agreement, dated September 14, 1992, between
		  Comcast FCI, Inc. and Fleet Call, Inc.

Exhibit D         Stockholders' Voting Agreement, dated September 14, 1992, by
		  and among Comcast FCI, Inc., Brian D. McAuley, Morgan E.
		  O'Brien, Lila O'Brien Sullivan as trustee for the Belle
		  O'Brien and Morgan O'Brien Siblings Trust, Lila O'Brien
		  Sullivan as trustee for the Morgan E. O'Brien 10 Year
		  Irrevocable Trust, Robert Cooper, Gene L. Clothier, First
		  Capital Corporation of Chicago, Madison Dearborn Partners IV
		  and V and Peter Reinheimer.
______________
  (*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


				   Signature


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

				      COMCAST CORPORATION


Date: September 22, 1992              By: /s/ Stanley Wang
				      ---------------------------------
				       Stanley Wang,
				       Senior Vice President, General
				       Counsel and Secretary


			       EXHIBIT INDEX(*)
			       ----------------
Exhibits                                                           Page
- --------                                                           ----

Exhibit A             Stock Purchase Agreement, dated
		      September 14, 1992, by and among
		      Comcast Corporation, Comcast FCI,
		      Inc. and Fleet Call, Inc..............    16
Exhibit B             Option Agreement, dated September
		      14, 1992, between Fleet Call, Inc.
		      and Comcast FCI, Inc..................    78
Exhibit C             Promissory Note, dated September 14,
		      1992, issued by Comcast FCI, Inc. in
		      favor of Fleet Call, Inc..............    93
Exhibit D             Stock Pledge Agreement, dated
		      September 14, 1992, between Comcast
		      FCI, Inc. and Fleet Call, Inc.........    97
Exhibit E             Stockholders' Voting Agreement,
		      dated September 14, 1992, by and
		      among Comcast FCI, Inc., Brian D.
		      McAuley, Morgan E. O'Brien, Lila
		      O'Brien Sullivan as trustee for the
		      Belle O'Brien and Morgan O'Brien
		      Siblings Trust, Lila O'Brien
		      Sullivan as trustee for the Morgan
		      E. O'Brien 10 Year Irrevocable
		      Trust, Robert Cooper, Gene L.
		      Clothier, First Capital Corporation
		      of Chicago, Madison Dearborn
		      Partners IV and V and Peter
		      Reinheimer............................    112
_______________
   (*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



==============================================================================
				 UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D

		   Under the Securities Exchange Act of 1934
			    (Amendment No. 2)*


			       Fleet Call, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  338898 10 9
- ------------------------------------------------------------------------------
				(CUSIP Number)

    Jason M. Shargel, Esquire, Klehr, Harrison, Harvey, Branzburg & Ellers,
		  1401 Walnut Street, Philadelphia, PA 19102
- ------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
			      and Communications)

			       February 15, 1993
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

			 Exhibit Index is on Page 12.
==============================================================================

				 SCHEDULE 13D

CUSIP No.   338898 10 9            Page          of          Pages
- ------------------------           ---------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Comcast Corporation
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
							    (a)  [ ]
							    (b)
3    SEC USE ONLY
4    SOURCE OF FUNDS*
     WC (as to warrant purchases and exercises described under Item 3); WC, SC and BK (as to possible purchase pursuant to preemptive rights described under Item 3).
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
								 [ ]
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Pennsylvania

    NUMBER OF         7       SOLE VOTING POWER
      SHARES                  29,650,595*   *See number 12 below
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
		      8       SHARED VOTING POWER
			      -0-*          *See number 12 below
		      9       SOLE DISPOSITIVE POWER
			      29,650,595*   *See number 12 below
		      10      SHARED DISPOSITIVE POWER
			      -0-*          *See number 12 below

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      29,650,595*
      *See number 12 below
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

      Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of this Amendment No. 2.

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      34.25%
      Excludes an aggregate of approximately 6,739,808 shares that may be purchased pursuant to preemptive rights, subject to specified conditions, as described more fully in Item 3 herein.
14    TYPE OF REPORTING PERSON*
      CO


		     *SEE INSTRUCTIONS BEFORE FILLING OUT!
	 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 338898 10 9                          Page
					       ----

				 SCHEDULE 13D

	    Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to Fleet Call, Inc. ("Fleet Call"), Amendment No. 1 thereto filed on September 23, 1992 (such
Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein that are defined shall have the meanings ascribed to them in the Schedule 13D.

	    The descriptions contained herein of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, filed as exhibits hereto and incorporated herein by reference.

Item 2.     Identity and Background.
	    -----------------------

	    Item 2 of the Schedule 13D is hereby amended and supplemented by adding the following information thereto:

	    The following are the executive officers and directors of Comcast and certain information relating thereto:

Name                    Title                     Business Address            Present Principal Occupation
- ----                    -----                     ----------------            ----------------------------
Ralph J. Roberts        Chairman of Board of      1234 Market Street          Chairman of Board of Directors
			Directors and Director    Philadelphia, PA 19107      of Comcast

Julian A. Brodsky       Vice Chairman of Board    1234 Market Street          Vice Chairman of Board of
			of Directors and Director Philadelphia, PA 19107      Directors of Comcast

Brian L. Roberts        President; Director       1234 Market Street          President of Comcast
						  Philadelphia, PA 19107

John R. Alchin          Senior Vice President     1234 Market Street          Senior Vice President and
			and Treasurer             Philadelphia, PA 19107      Treasurer of Comcast

Thomas G. Baxter        Senior Vice President     1234 Market Street          President of Comcast Cable
						  Philadelphia, PA 19107      Communications, Inc.

Lawrence S. Smith       Senior Vice President     1234 Market Street          Senior Vice President
			Accounting and            Philadelphia, PA 19107      Accounting and Administration
			Administration                                        of Comcast

Stanley L. Wang         Senior Vice President,    1234 Market Street          Senior Vice President, General
			General Counsel and       Philadelphia, PA 19107      Counsel and Secretary of
			Secretary                                             Comcast

Donald A. Harris        Senior Vice President     1234 Market Street          President of Comcast Cellular
						  Philadelphia, PA 19107      Communications, Inc.

Robert B. Clasen        Senior Vice President     1234 Market Street          Chairman of Comcast
						  Philadelphia, PA 19107      International Holdings, Inc.

F. Jerome Purcell       Vice President            1234 Market Street          President of Comcast Sound
						  Philadelphia, PA 19107      Communications, Inc.

Daniel Aaron            Director                  1234 Market Street          Director of Comcast
						  Philadelphia, PA 19107

Gustave G. Amsterdam    Director                  1845 Walnut Street          Attorney
						  Suite 2390                  1845 Walnut Street
						  Philadelphia, PA 19103      Suite 2390
									      Philadelphia, PA 19103

Sheldon M. Bonovitz     Director                  4200 One Liberty Place      Partner in law firm of Duane,
						  Philadelphia, PA 19103      Morris and Heckscher
									      4200 One Liberty Place
									      Philadelphia, PA 19103

Joseph L. Castle        Director                  One Valley Square           President of Castle Energy
						  Suite 101                   Corp.
						  512 Township Line Road      One Valley Square
						  Blue Bell, PA 19422         Suite 101
									      512 Township Line Road
									      Blue Bell, PA 19422

Bernard C. Watson       Director                  1630 Locust Street          President of William Penn
						  Philadelphia, PA 19103      Foundation
									      1630 Locust Street
									      Philadelphia, PA 19103

Irving A. Wechsler      Director                  One Oliver Plaza            Partner in Wechsler, Myers &
						  Pittsburgh, PA 15222        Walsh, Certified Public
									      Accountants
									      One Oliver Plaza
									      Pittsburgh, PA 15222

Anne Wexler             Director                  1317 F. Street, N.W.        Chairman of The Wexler Group
						  Suite 600                   1317 F. Street, N.W.
						  Washington, DC 20004        Suite 600
									      Washington, DC 20004

	    All of the executive officers and directors of Comcast are citizens of the United States, except John Alchin who is a citizen of Australia.

	    Brian L. Roberts is President and a Director of Comcast, and Ralph
J. Roberts is Chairman of the Board of Comcast and the principal shareholder of Sural Corporation, a Delaware corporation ("Sural"), which owns shares of Comcast constituting approximately 76% of the voting power of Comcast.
Messrs. Roberts are also officers of Sural.  Mr. Brian L. Roberts, Mr. Ralph
J. Roberts and Sural disclaim beneficial ownership of the securities of Fleet Call held by Comcast which either such person or Sural may be deemed to own as a result of his or its association with Comcast.

	    During the last five years, neither Comcast nor any of the directors or executive officers of Comcast has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

	    The number of shares subject to the Voting Agreement has been reduced by 256,000.

Item 3.     Source and Amount of Funds or Other Consideration.
	    -------------------------------------------------

	    Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following information thereto:

	    On October 28, 1992, Comcast FCI purchased a warrant (the "October Warrant") for the purchase of 599,166.6 shares of Fleet Call's Class A Common Stock for $4,793,332.80, pursuant to a Purchase Agreement dated October 28, 1992 (the "October Purchase Agreement"). The purchase pursuant to the October Purchase Agreement was financed with working capital of Comcast. On December 21, 1992, Comcast FCI exercised the October Warrant for an exercise price of $1.00 per share ($599,166 in the aggregate) using working capital of Comcast.

	    On December 30, 1992, Comcast FCI purchased and immediately exercised (for a nominal exercise price) a warrant (the "December Warrant") to purchase 250,000 shares of Fleet Call's Class A Common Stock for a purchase price of $3,718,750 pursuant to a Purchase Agreement dated December 30, 1992 (the "December Purchase Agreement"). $1,546,876 of the purchase price was paid in cash from working capital of Comcast and $2,171,874 was paid by the issuance by Comcast FCI of a promissory note (the "December Note"). The December Note provides for the payment of interest only semi- annually in arrears on each June 30 and December 31, commencing on June 30, 1993 until June 30, 1995 at an annual rate of 8%. The principal amount is payable in full at June 30, 1995. The December Note is secured by a Stock Pledge Agreement dated December 30, 1992 (the "December Pledge Agreement") pursuant to which the 250,000 shares issued upon exercise of the December Warrant and the proceeds thereof are pledged to secure repayment of the December Note.
The shares subject to the December Pledge Agreement are held by Provident National Bank, as escrow agent, pursuant to an Escrow Agreement.

	    On February 5, 1993, Comcast FCI acquired a warrant (the "February Warrant") for the purchase of 230,000 shares of Fleet Call's Class A Common Stock for $3,450,000 pursuant to a Purchase Agreement dated February 5, 1993 (the "February Purchase Agreement"). The exercise price of the February Warrant is $1.75 per share. $1,380,000 of the purchase price for the February Warrant was paid in cash from working capital of Comcast and the balance of $2,070,000 was paid pursuant to the issuance by Comcast FCI of a promissory note (the "February Note"). The February Note provides for the payment of interest only semi-annually in arrears on each April 30 and October 31, commencing on April 30, 1993, until maturity at an annual rate of 8%. The principal amount is payable in full on October 31, 1995, provided that, in the event that Comcast FCI exercises the February Warrant on or prior to August 1, 1995, the principal amount shall be payable on February 5, 1998. Payment of the February Note is secured by a pledge of the February Warrant and the proceeds thereof pursuant to a Pledge Agreement dated February 5, 1993 (the "February Pledge Agreement"). The February Warrant is held by Provident National Bank, as escrow agent, pursuant to an Escrow Agreement.

	    The December Pledge Agreement and the February Pledge Agreement provide the respective pledgees with rights to dividends on, and to dispose of, the applicable Fleet Call securities in the event of a default.

	    Comcast received a notice pursuant to Section 1.10 of the Agreement from Fleet Call dated January 22, 1993 (as superseded by a notice dated February 15, 1993, the "Section 1.10 Notice") stating that Fleet Call proposes to issue up to 16,080,000 shares of Fleet Call's Class A Common Stock to security holders of Dispatch Communications, Inc. ("DisCom") in connection with a merger (the "Merger") pursuant to an Agreement and Plan of Reorganization dated as of December 21, 1992 between Fleet Call and DisCom and the related Agreement of Merger dated as of December 21, 1992 among Fleet Call, a subsidiary of Fleet Call and DisCom (collectively the "Merger Documents"). The Section 1.10 Notice states that Comcast, through a to-be-formed subsidiary ("Newco") of Comcast FCI, has the right (the "Preemptive Right") to purchase a number of shares (the "Preemptive Shares") determined by a formula specified in Appendix A to the Section 1.10 Notice. The actual number of Preemptive Shares will be based upon Fleet Call's capitalization as of immediately prior to the Merger. The formula is intended to maintain Comcast's Fully Diluted Ownership Percentage at the same level as immediately prior to the Merger. Based upon Fleet Call's capitalization at December 31, 1992, Comcast would have the right to purchase 6,739,808 shares. The total purchase price for such purchase, based on the capitalization at December 31, 1992, would be $117,891,784, or $18.70 for 2,564,000 shares and
$16.75 for the remaining shares. $70,000,000 of that amount is expected to be paid by cash obtained by Newco from Comcast's working capital and from the third party financing described below. The remaining $47,891,784 is expected to be borrowed by Comcast FCI from Fleet Call pursuant to a two year note (the "Fleet Call Note") bearing interest at 7% per annum with interest payable quarterly in arrears and principal paid in full at maturity. To the extent the total purchase price of the Preemptive Shares is less than $117,891,784, the amount of the borrowing from Fleet Call would be reduced. To the extent the total purchase price is greater than such amount, the principal amount of the Fleet Call Note would be increased by 40% of such increase. The Fleet Call Note would be secured by a pledge of all the stock of Newco. The indebtedness that Newco may incur would be limited to $35,000,000 prior to December 31, 1993 and, thereafter to, $35,000,000 plus 70% of the increase in market value of the Preemptive Shares over $21 per share. If Comcast determines at its option, not to make the borrowing from Fleet Call, the exercise price would be reduced by $5,000,000 and the price per share would equal $16.75 for all shares.

	    Comcast may seek $35,000,000 in bank or other financing to Newco for the purchase of the Preemptive Shares. Comcast has not yet determined whether it will seek any such financing and has not yet received any commitments with respect thereto. There is no assurance that any such financing can be obtained on acceptable terms. In the event such financing is not obtained, it is expected that Comcast would provide the funds from its working capital.

	    Pursuant to an acknowledgement dated February 15, 1993 among Fleet Call, Comcast and Comcast FCI, Comcast agreed to exercise the Preemptive Right on the terms set forth in the Section 1.10 Notice, provided that Comcast's obligation to close with respect to such exercise is conditioned upon (i) the consummation of the Merger on the terms set forth in the Merger Documents (such consummation being subject to a number of conditions); (ii) Fleet Call's providing the financing to Comcast FCI described above on the terms set forth in the Section 1.10 Notice; and (iii) Fleet Call's delivering such customary closing certificates and opinions as Comcast shall reasonably request, against delivery by Comcast of such customary closing certificates and opinions as Fleet Call shall reasonably request.

Item 5.     Interest in Securities of the Issuer
	    ------------------------------------

	    As of February 15, 1993, Comcast owns 4,420,595 shares of Class A Common Stock and has the immediately exercisable right to acquire 230,000 shares of Class A Common Stock pursuant to the February Warrant and 25,000,000 shares of Class A Common Stock pursuant to the Option. Based upon the 61,352,538 shares of Class A Common Stock outstanding as of December 31, 1992 according to information provided to Comcast by Fleet Call, if Comcast were to exercise the February Warrant and the Option in full, Comcast would own 34.25% of the outstanding Class A Common Stock. Comcast will have the sole power to vote or dispose of all the shares of Class A Common Stock beneficially owned by Comcast, subject to the rights of the pledgees under the Stock Pledge Agreement, the December Pledge Agreement and the February Pledge Agreement.
If Comcast were to complete the acquisition of the Preemptive Shares based upon Fleet Call's capitalization as of December 31, 1992, and adjusting for the issuance of shares in the Merger, and if Comcast were to exercise the February Warrant and the Option in full, Comcast would own 33.26% of the outstanding Class A Common Stock.

	    See Item 3 with respect to the rights of the pledgees under the December Pledge Agreement and the February Pledge Agreement, respectively.

	    To the knowledge of Comcast, the number of shares of common stock beneficially owned by its officers and directors (beneficial ownership of which shares is disclaimed by Comcast) is set forth below:

				      No. of Shares of Common
	       Individual             Stock Beneficially Owned
	       ----------             ------------------------

	  Lawrence S. Smith                 1,000
	  Irving A. Wechsler               10,000

	    Except for the transactions described in Item 3, Comcast has not effected any transaction in the securities of Fleet Call during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers and directors, except that Mr. Wechsler sold 5,000 shares on January 29, 1993 at $21 3/8 per share and purchased 5,000 shares on February 2, 1993 at $22 1/4 per share.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
	    -------------------------------------------------------------

	    Item 6 of the Schedule 13D is hereby supplemented as follows:

	    See Item 3 for a description of the October, December and February Purchase Agreements, the Section 1.10 Notice and related documents, including without limitation the December Pledge Agreement and the February Pledge Agreement.

	    Pursuant to a Letter Agreement dated October 28, 1992, Section 4.2(b) of the Agreement has been amended to permit purchases by Comcast and affiliated entities without the consent of Fleet Call, provided that such purchases do not result in Comcast's Fully Diluted Ownership Percentage or Voting Power Ownership Percentage exceeding 30% plus 70,000 shares. The prior limitation was 30%.

	    Pursuant to a Letter Agreement dated November 24, 1992, prior to the purchase of Additional Shares pursuant to the Second Purchase, for purposes of calculating Comcast's Fully Diluted Ownership Percentage, Comcast will be deemed to own 1,272,727.27 (rather than 2,272,727.27 as under the Agreement prior to such amendment) shares of Fleet Call's Class A Common Stock.

	    Pursuant to a Letter Agreement dated February 15, 1993 among Comcast, Comcast FCI and Fleet Call, Section 1.10 of the Agreement was amended to provide that Comcast and Comcast FCI's rights under Section 1.10 as a result of the Merger shall be as set forth in the Section 1.10 notice.

Item 7.     Exhibits.(*)
	    --------

	    Exhibit A  Purchase Agreement dated October 28, 1992.

	    Exhibit B  Purchase Agreement dated December 30, 1992.

	    Exhibit C  Promissory Note issued by Comcast FCI, Inc. dated
		       December 30, 1992.

	    Exhibit D  Stock Pledge Agreement dated December 30, 1992.

	    Exhibit E  Escrow Agreement dated December 30, 1992.

	    Exhibit F  Release from Stockholders' Voting Agreement dated as of
		       December 29, 1992.

	    Exhibit G  Purchase Agreement dated February 5, 1993.

	    Exhibit H  Promissory Note dated February 5, 1992 issued by
		       Comcast FCI, Inc.

	    Exhibit I  Pledge Agreement dated February 5, 1993.

	    Exhibit J  Escrow Agreement dated February 5, 1993.

	    Exhibit K  Common Stock Warrant for the Purchase of 23,000 Current
		       Stock Units issued by Fleet Call to Comcast FCI on
		       February 5, 1993.

	    Exhibit L  Letter Agreement dated October 28, 1992 between
		       Comcast, Comcast FCI, Inc. and Fleet Call.

	    Exhibit M  Letter Agreement dated November 24, 1992 among Comcast,
		       Comcast FCI, Inc. and Fleet Call.

	    Exhibit N  Notice dated February 15, 1993 from Fleet Call to
		       Comcast and Comcast FCI pursuant to Section 1.10 of the Agreement, including Appendix A thereto.

	    Exhibit O  Acknowledgement dated February 15, 1993 among Comcast,
		       Comcast FCI and Fleet Call.

	    Exhibit P  Letter Agreement dated February 15, 1993 among Comcast,
		       Comcast FCI and Fleet Call.

	    Exhibit Q  Press Release issued by Fleet Call dated February 16,
		       1993.

- ---------------------
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
    Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


				   Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


					COMCAST CORPORATION

					By:   /s/ Lawrence S. Smith
					    ----------------------------

Date: February 23, 1993


			       EXHIBIT INDEX (*)


Exhibits                                                     Page
- ----------                                                   ----

Exhibit A              Purchase Agreement dated October
		       28, 1992............................   14
Exhibit B              Purchase Agreement dated December
		       30, 1992............................   22
Exhibit C              Promissory Note issued by Comcast
		       FCI, Inc. dated December 30, 1992...   29
Exhibit D              Stock Pledge Agreement dated
		       December 30, 1992...................   31
Exhibit E              Escrow Agreement dated December
		       30, 1992............................   44
Exhibit F              Release from Stockholders' Voting
		       Agreement dated as of December 29,
		       1992................................   56
Exhibit G              Purchase Agreement dated February
		       5, 1993.............................   58
Exhibit H              Promissory Note dated February 5,
		       1992 issued by Comcast FCI, Inc.....   65
Exhibit I              Pledge Agreement dated February 5,
		       1993................................   67
Exhibit J              Escrow Agreement dated February 5,
		       1993................................   79
Exhibit K              Common Stock Warrant for the
		       Purchase of 23,000 Current Stock
		       Units issued by Fleet Call to
		       Comcast FCI on February 5, 1993.....   92
Exhibit L              Letter Agreement dated October 28,
		       1992 between Comcast, Comcast FCI,
		       Inc. and Fleet Call.................  121
Exhibit M              Letter Agreement dated November
		       24, 1992 among Comcast, Comcast
		       FCI, Inc. and Fleet Call............  126
Exhibit N              Notice dated February 15, 1993
		       from Fleet Call to Comcast and
		       Comcast FCI pursuant to Section
		       1.10 of the Agreement, including
		       Appendix A thereto..................  127
Exhibit O              Acknowledgement dated February 15,
		       1993 among Comcast, Comcast FCI
		       and Fleet Call......................  136
Exhibit P              Letter Agreement dated February
		       15, 1993 among Comcast, Comcast
		       FCI and Fleet Call..................  141
Exhibit Q              Press Release issued by Fleet Call
		       dated February 16, 1993.............  144
_________
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.




				 UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D

		   Under the Securities Exchange Act of 1934
			  (Amendment No.      3    )*


	   NEXTEL Communications, Inc. (formerly, Fleet Call, Inc.)
	   --------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
	   --------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
	   --------------------------------------------------------
				(CUSIP Number)

    Jason M. Shargel, Esquire, Klehr, Harrison, Harvey, Branzburg & Ellers,
		  1401 Walnut Street, Philadelphia, PA 19102
    -----------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
			      and Communications)

				 July 22, 1993
	   --------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.
________________
  *The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


				 SCHEDULE 13D

- ------------------------------          -----------------------------------
CUSIP No.   338898 10 9                 Page          of    16      Pages
- ------------------------------          -----------------------------------

- -----------------------------------------------------------------------------
1                       NAME OF REPORTING PERSON
			S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			 Comcast Corporation
- -----------------------------------------------------------------------------
2                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								     (a)  [ ]
								     (b)  [ ]
- -----------------------------------------------------------------------------
3                       SEC USE ONLY

- -----------------------------------------------------------------------------
4                       SOURCE OF FUNDS*

			 WC
- -----------------------------------------------------------------------------
5                   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
		      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
									  [ ]
- -----------------------------------------------------------------------------
6                       CITIZENSHIP OR PLACE OF ORGANIZATION
			 Pennsylvania
- -----------------------------------------------------------------------------
    NUMBER OF         7       SOLE VOTING POWER
      SHARES                    36,496,367*              *See number 12 below
   BENEFICIALLY       -------------------------------------------------------
     OWNED BY         8       SHARED VOTING POWER
       EACH                     -0-*                     *See number 12 below
    REPORTING         -------------------------------------------------------
      PERSON          9       SOLE DISPOSITIVE POWER
       WITH                      36,496,367*             *See number 12 below
		      -------------------------------------------------------
		      10      SHARED DISPOSITIVE POWER
				-0-*                     *See number 12 below
- -----------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	      36,496,367*                                *See number 12 below
- -----------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
									   [X]
      Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.
- -----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	      32.67%
- -----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
	      CO
- -----------------------------------------------------------------------------
		     *SEE INSTRUCTIONS BEFORE FILLING OUT!
	 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


				 SCHEDULE 13D

	    Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), Amendment No. 1 thereto filed on September 23, 1992 and Amendment No. 2 thereto filed on February 24, 1993 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein that are defined shall have the meanings ascribed to them in the Schedule 13D.

	    The descriptions contained herein of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, filed as exhibits hereto and incorporated herein by reference.

Item 1.     Security and Issuer.

	    Item 1 of the Schedule 13D is hereby amended and supplemented by adding the following information:

	    On July 22, 1993, the name of the Company was changed to NEXTEL Corporation, Inc.

Item 3.     Source and Amount of Funds or Other Consideration.

	    Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following information thereto:

	    On July 22, 1993, Comcast FCI, Inc. ("Comcast FCI") purchased 6,845,772 shares of Class A Common Stock, par value $.001 per share (the "Common Stock") of the Company at $16.75 per share for a total purchase price of $114,666,681. This purchase (the "Anti-Dilution Purchase") was pursuant to Comcast FCI's rights under Section 1.10 of the Agreement and was in connection with the merger (the "DisCom Merger") of Dispatch Communications, Inc. ("DisCom") with the Company. The source of the funds for the Anti- Dilution Purchase was working capital.


Item 5.     Interest in Securities of the Issuer.

	    As of July 22, 1993, Comcast owns 11,266,367 shares of Common Stock and has the immediately exercisable right to acquire 230,000 shares of Class A Common Stock pursuant to the February Warrant and 25,000,000 shares of Class A Common Stock pursuant to the Option. Based upon the 86,490,385 shares of Common Stock (including non-voting common stock) outstanding as of July 22, 1993 according to information provided to Comcast by the Company, if Comcast were to exercise the February Warrant and the Option in full, Comcast would own 32.67% of the outstanding Class A Common Stock. Comcast will have the sole power to vote or dispose of all the shares of Common Stock beneficially owned by Comcast, subject to the rights of the pledgees under the Stock Pledge Agreement, the December Pledge Agreement and the February Pledge Agreement.

	    Except for the Anti-Dilution Purchase described in Item 3, Comcast has not effected any transactions in the securities of Fleet Call during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers and directors.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

	    Item 6 of the Schedule 13D is hereby supplemented as follows:

	    In connection with the Anti-Dilution Purchase, Comcast and Comcast FCI executed a letter agreement with the Company pursuant to which Comcast FCI waived its right to make the borrowing from the Company provided for in the
Section 1.10 Notice and Comcast and Comcast FCI agreed that the Anti-Dilution Shares are subject to certain restrictions on sale set forth in the Agreement.

	    In connection with the Anti-Dilution Purchase and the DisCom Merger, Comcast and its designees on the Company's Board of Directors, Julian
A. Brodsky and Donald A. Harris, executed a letter agreement with the Company pursuant to which it was agreed that no designee of Comcast FCI who is a director of the Company shall be required, in connection with or by reason of such persons's services as such, to disclose to the Company any information such person may have concerning Comcast's Mid-Atlantic Cellular Systems or Comcast's Philadelphia SMR Systems. It was further agreed that no such designee shall be given access to any information directly relevant to DisCom's Philadelphia SMR System or to DisCom's Mid-Atlantic Digital Mobile Network, nor shall any such person in his capacity as a member of Company's Board of Directors or any committee thereof be included in any board or a committee presentations, deliberations or actions specifically relating to such system or network.

Item 7.     Exhibits.(*)

	    Exhibit A. Letter Agreement dated July 22, 1993 among Comcast Corporation, Comcast FCI, Inc. and NEXTEL Communications, Inc.

	    Exhibit B. Letter Agreement dated July 22, 1993 among Comcast Corporation, Julian A. Brodsky, Donald A. Harris and NEXTEL Communications, Inc.

				   Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


				     COMCAST CORPORATION


				     By: /s/ Julian A. Brodsky
				     -----------------------------
				       Julian A. Brodsky
				       Vice Chairman
Date: July 27, 1993
_____________
  (*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


			       EXHIBIT INDEX (*)


Exhibits                                                         Page
- --------                                                         ----

Exhibit A.              Letter Agreement dated July 22,
			1993 among Comcast Corporation,
			Comcast FCI, Inc. and NEXTEL
			Communications, Inc................    8
Exhibit B.              Letter Agreement dated July 22,
			1993 among Comcast Corporation,
			Julian A. Brodsky, Donald A.
			Harris and NEXTEL Communications,
			Inc................................    12
_____________
   (*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated
				electronically.



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			       (Amendment No. 4)


			  NEXTEL Communications, Inc.
		   ------------------------------------
			       (Name of Issuer)


			     Class A Common Stock
		   ------------------------------------
			(Title of Class of Securities)


				  65332V 10 3
		   ------------------------------------
				(CUSIP Number)


       Stanley S. Wang, Esq., Senior Vice President and General Counsel
			      Comcast Corporation
		  1234 Market Street, Philadelphia, PA 19107
			    Tel. No. (215) 981-7510
       ----------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized
		    to Receive Notices and Communications)


			       February 27, 1994
	     ------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.
_____________
  *The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 338898 10 9
- ---------------------


- -----------------------------------------------------------------------------
      (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	    COMCAST CORPORATION
	    23 - 1709202

- -----------------------------------------------------------------------------
      (2)   Check the Appropriate Box if a Member of a Group
							    (a)   [ ]
							    (b)   [X]

- -----------------------------------------------------------------------------
      (3)   SEC Use Only

- -----------------------------------------------------------------------------
      (4)   Source of Funds         [ ]

      (5)   Check if Disclosure of Legal Proceedings is Required Pursuant to
	    Items 2(d) or 2(e)                           [ ]

- -----------------------------------------------------------------------------
      (6)   Citizenship or Place of Organization

	    Pennsylvania

- -----------------------------------------------------------------------------
Number of          (7)  Sole Voting Power Shares
Shares Bene-             36,496,367*                      *See number 12 below
  ficially          (8)  Shared Voting Power
Owned by                -0-*                             *See number 12 below
Each Report-        (9)  Sole Dispositive Power
ing Person              36,496,367*                      *See number 12 below
   With            (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

- -----------------------------------------------------------------------------
   (11)  Aggregate Amount Beneficially Owned by Each Reporting Person
	 36,496,367*                                      *See number 12 below

- -----------------------------------------------------------------------------
   (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
		[X]

	 *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and
	 Item 2 of Amendment No. 2 and any shares beneficially owned by MCI Communications Corporation.

- -----------------------------------------------------------------------------
   (13)  Percent of Class Represented by Amount in Row (11)
	 29.46%

- -----------------------------------------------------------------------------
   (14)  Type of Reporting Person (See Instructions)
	 CO
		     CO
- -----------------------------------------------------------------------------

		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			       (Amendment No. 4)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.




      Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to Nextel Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993 and Amendment No. 3 thereto filed on July 28, 1993 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

      Comcast has been informed that MCI Communications Corporation, a Delaware corporation, ("MCI") intends to file separately a Report on Schedule 13D relating to certain of the matters referred to in the Letter Agreement (as defined in Item 3 below). The information contained herein which relates to MCI is not to be construed as an affirmation by Comcast or MCI that they have formed a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act).

      The descriptions contained herein of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, filed as exhibits hereto and which are hereby incorporated herein by reference.

Item 2.     Identity and Background

	    Item 2 of the Schedule 13D is hereby supplemented and amended to include the following information:

	    F. Jerome Purcell is no longer a Vice President of Comcast or President of Comcast Sound Communications, Inc.


Item 3.     Source and Amount of Funds or Other Consideration

	    Item 3 of the Schedule 13D is hereby supplemented and amended to include the following information:

	    Subject to the terms and conditions set forth in a letter agreement (the "Letter Agreement") dated February 27, 1994 among the Company, Comcast and MCI, such parties have agreed, among other things, to use their reasonable best efforts to enter into definitive documentation as soon as practicable with respect to the transactions (the "Transactions") described in the Letter Agreement.

	    The Letter Agreement contemplates, among other things, that at closing (the "Closing") (which shall occur as soon as practicable following the execution and delivery of the definitive documentation and the satisfaction or waiver of the conditions to Closing thereunder) MCI will purchase for cash from the Company an aggregate of 22 million shares of the Company's Class A Common Stock ("Shares") at a purchase price of $36 per share, for an aggregate purchase price of $792 million.

	    The Letter Agreement also provides that, subject only to consummation of the Closing and absence of prohibitions imposed by law, MCI will be unconditionally obligated to purchase for cash and the Company will be obligated to sell an aggregate of 15 million Shares (the "Subscription Shares") (subject to adjustment as described below) as follows:

	    (a) 5 million Shares (subject to adjustment as described below) on the first anniversary of Closing at a purchase price of $37 per share (the "First Tranche");

	    (b) 5 million Shares (subject to adjustment as described below) on the second anniversary of Closing at a purchase price of $38 per share (the "Second Tranche"); and

	    (c) 5 million Shares (subject to adjustment as described below) on the third anniversary of Closing at a purchase price of $39 per share (the "Third Tranche").

	    Following the Closing, MCI may, in its sole discretion, purchase all or any portion of the First Tranche, the Second Tranche and/or the Third Tranche at any time prior to the date that it is obligated to purchase such Shares. In addition, if any operating budget of the Company approved by the Company's Board of Directors (which approval shall include the affirmative vote of each MCI designee) reflects the purchase of all or any portion of the First Tranche, the Second Tranche and/or the Third Tranche at a time prior to the date that such tranche is required to be purchased due to a need for such funds to satisfy the Company's capital requirements, MCI shall be obligated to purchase and the Company shall be obligated to sell such Shares at such times as reflected in such budget. If MCI in its sole discretion shall have purchased (or have entered into a firm commitment to purchase) Shares ("Other Shares") from Motorola, Inc. ("Motorola") prior to the Closing, the number of the remaining Subscription Shares will be reduced by the number of Other Shares (such reduction to be made in such Tranche or Tranches as MCI shall elect).

	    In connection with and conditioned upon the Closing, Comcast will waive its pre-emptive rights under the Agreement in connection with (i) certain pending transactions publicly announced by the Company prior to the date of the Letter Agreement (representing the right to acquire no more than an aggregate of approximately 22 million Shares) and (ii) the transactions by MCI described above. To the extent MCI would otherwise be entitled to pre-emptive rights in connection with any of the transactions described in the foregoing clause (i), MCI will also waive such rights.

	    The Letter Agreement provides that in connection with consummation of the Transactions, Comcast's existing pre-emptive rights under the Agreement would be replaced by pre-emptive rights in favor of Comcast and MCI, which rights would be freely assignable to each other and subject to exercise by one party if the other elected not to do so. Neither MCI nor Comcast will be entitled to pre-emptive rights in respect of any share issuances to the other (except share issuances arising from the exercise of pre- emptive rights). The pre-emptive rights will entitle MCI and Comcast to maintain their collective fully diluted ownership interest at Closing, and such increases in such percentage interest that result solely from any acquisition by Comcast and/or MCI of Shares from Motorola to the extent such acquisitions are made in compliance with the terms of all applicable agreements with the Company. The Shareholders Agreement (as defined below in Item 4) will contain appropriate provisions so that if Shares are issued between the date of the Letter Agreement and the Closing (other than Shares in respect of which Comcast will waive its pre-emptive rights in accordance with the Letter Agreement), Comcast and MCI will have pre-emptive rights with respect to such additional Shares as are necessary to assure that MCI's and Comcast's collective fully diluted ownership percentage at Closing would not be reduced as a result of such Share issuances (if the Closing does not occur, the only applicable pre-emptive rights would be Comcast's under the Agreement).

	    In connection with the Transactions, the parties have also agreed that Comcast will sell to the Company a certain business previously identified by Comcast to the Company for an aggregate consideration of not less than $12 million nor more than $15 million and which shall be determined pursuant to procedures to be mutually agreed upon by the Company and Comcast. The purchase price for such business shall be payable in Shares to be valued at $36 per Share and shall reduce Comcast's $50 million commitment under the Agreement to purchase the Additional Shares by an equal amount.

Item 4.     Purpose of Transaction

	    Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	    Except as previously described in the Schedule 13D and above in
Item 3 Comcast has no present intention to acquire additional securities of the Company.

	    The parties' intention in effectuating the transactions and relationship referred to in the Letter Agreement as stated therein is to facilitate the accomplishment of the Company's overall principal strategic objective of becoming the leading North American provider of wireless telecommunications services and products and the parties believe that entering into such transactions and relationship will enhance the overall value of the Company and its ability to achieve its strategic objectives.

	    The Letter Agreement provides, among other things, that the definitive documentation will include an agreement among the Company, Comcast and MCI (the "Shareholders Agreement") pursuant to which and conditioned upon the Closing, among other things:

	    (1) The restriction in the Agreement prohibiting Comcast from acquiring a Fully Diluted Ownership Percentage or a Voting Power Ownership Percentage (each as defined in the Agreement) of more than 30% for a specific period of time would be replaced by a prohibition on Comcast, MCI and their affiliates acquiring in excess of 60% of the Company's fully diluted voting securities other than (a) on or after the second anniversary of the Closing pursuant to (x) a business combination that is approved by a majority of the disinterested directors of the Company's Board of Directors and the holders of a majority of the outstanding Shares which are not beneficially owned by MCI, Comcast or their affiliates or (y) a tender or exchange offer recommended by a majority of the disinterested directors or (b) in the event that any third party commences a bona fide tender or exchange offer for more than 30% of the Company's outstanding Shares or acquires beneficial ownership of more than 20% of the Company's outstanding Shares (if the pending transaction with Motorola shall close, such 20% trigger as it may relate to Motorola will not be deemed satisfied unless and until Motorola has both a fully diluted beneficial ownership of more than 20% and has increased its fully diluted percentage ownership of Shares by more than 2% of the outstanding Shares as compared to its percentage ownership upon closing of its pending transactions with the Company).

	    Additionally, during the four year period following Closing, provided that (i) no other person has acquired beneficial ownership of more than 20% of the Company's outstanding Shares (if the pending transaction with Motorola shall close, such 20% trigger as it may relate to Motorola would not be deemed satisfied unless and until Motorola has both a fully-diluted beneficial ownership of more than 20% and has increased its percentage ownership of Shares by more than 2% of the outstanding Shares as compared to its percentage ownership upon closing of its pending transactions with the Company) and (ii) no person has been elected to the Company's Board of Directors other than nominees put forth by the Board:

	(i) each of MCI and Comcast will vote all Shares owned by such party in favor of the persons nominated by the Company's Board of Directors for election as directors;

	(ii) except on matters subject to the stockholder consent rights described in Annex A to the Letter Agreement (the "Consent Rights"), each of MCI and Comcast will vote its Shares at the option of the Company either (x) in the same proportion as other stockholders with respect to any matter or (y) at the Company's direction; provided that from and after the Closing, each of MCI and Comcast will vote its Shares in accordance with clause (y) in favor of the proposed business combination(s) involving the Company that are required to effect the transactions between Motorola and the Company which have been publicly announced (or privately disclosed to MCI and Comcast) prior to the date of the Letter Agreement;

       (iii) neither MCI nor Comcast will solicit proxies or consents, become a participant in any such solicitation, become part of a voting group (other than with Comcast or MCI, respectively and/or Motorola) or deposit Shares in a voting trust; and

       (iv) in the event of any third party tender or exchange offer for Shares neither MCI nor Comcast will (x) tender any of their Shares into such offer prior to twenty-four hours before the then currently announced expiration time of such offer or (y) except as required by law, announce any intention to tender their Shares into such offer.

	    The restrictions set forth in clauses (i)-(iv) shall terminate in the event that MCI and Comcast hold in the aggregate more than 60% of the outstanding Shares on a fully diluted basis.

	    After the Closing, neither MCI nor Comcast will purchase Shares in a privately negotiated transaction from any third party that has a fully diluted beneficial ownership of 5% or more of the Company's outstanding Shares on a fully diluted basis at above the then current market price of such Shares, except that such restriction shall not apply to any acquisition of Shares from Motorola if an above market purchase price is offered by MCI or Comcast in connection with a bona fide offer received by Motorola from a third party to acquire such Shares at or above the then current market price.

	    The provisions referred to in paragraph (1) above will terminate at such time as the Consent Rights terminate.

	    (2) The three-year restriction on sales or transfers of Company securities by Comcast pursuant to the Agreement would be replaced by a provision pursuant to which, except as required by law or regulatory directive, each of MCI and Comcast would be prohibited from transferring any of their Shares, or any voting rights in respect of Shares, until the fifth anniversary of the Closing without the consent of the Company, which consent shall not in the case of Comcast as transferor be unreasonably withheld, except that generally no such consent would be required in connection with a transfer (i) in a tender or exchange offer, merger, recapitalization or similar transaction pursuant to which all other holders of Shares were permitted to participate on an equal basis, and (ii) transfers to MCI, Comcast or any "qualified controlled affiliate" (to be defined) of MCI or Comcast, provided that prior to the third anniversary of the Closing neither MCI nor Comcast will be permitted to transfer any of their Shares to the other party (or any qualified controlled affiliate of such other party) under clause (ii) if such transfer would result in either party's Relative Interest (as defined in Annex C to the Letter Agreement) exceeding 66-2/3%. Notwithstanding the foregoing, MCI and Comcast will be permitted to transfer their Shares in accordance with the exit provisions of Annex C to the Letter Agreement. The rights and obligations under the Shareholders Agreement generally may not be assigned to any third party except that either party may assign all of its rights and obligations under the Shareholders Agreement to a purchaser of all of such party's equity interest in the Company in a single block sale. The provisions referred to in this paragraph (2) will terminate at such time as the Consent Rights terminate.

	    (3) The provisions in the Agreement relating to Comcast's representation on the Company's Board of Directors would be replaced by a provision pursuant to which MCI and Comcast will have representation on the Company's Board of Directors (and all committees thereof) that is proportionate to the aggregate number of Shares owned by MCI and Comcast on a fully diluted basis (determined in a manner consistent with paragraph 4 below) (rounded down to the next whole number if MCI and Comcast collectively own in the aggregate less than 50% of the outstanding Shares on a fully diluted basis or, if otherwise, rounded up to the next whole number), subject to each of MCI and Comcast having at least two designees on the Company's Board of Directors except as otherwise agreed by MCI and Comcast. The Company will not give any other stockholder the right to designate more than two directors nor will all other stockholders with contractual rights to designate directors be entitled to designate more than four directors in the aggregate. MCI and Comcast will be deemed to own any Shares that it has the irrevocable right to acquire from the Company.

	    (4) For so long as (a) (x) MCI and Comcast collectively own more than 20% of the outstanding Shares (determined by including all Shares which MCI and Comcast have a firm commitment to acquire but excluding all options to purchase Shares), (y) MCI's and Comcast's aggregate percentage ownership on a fully diluted basis (determined by excluding any option to purchase Shares acquired by Comcast or MCI from any third party other than the Company) has not been reduced below 30% (without giving effect to an ownership percentage reduction of up to 5% due to dilution) (the provisions of clause (x) and (y) are collectively referred to as the "Minimum Ownership Percentage") and (z) MCI and Comcast collectively own less than 50% of the outstanding Shares on a fully diluted basis, certain matters (the "Supermajority Matters") specified in Annex A to the Letter Agreement will, in addition to the normal approval requirement, require the approval of at least one MCI- Comcast designee to the Company's Board of Directors or (b) MCI and Comcast collectively own more than 50% but not more than 60% of the outstanding Shares on a fully diluted basis, the Supermajority Matters will, in addition to the normal approval requirement, require the approval of at least one director who is not a MCI-Comcast designee. Notwithstanding the foregoing, in the event the director designees of MCI and Comcast abstain from voting on any of the Supermajority Matters, such Supermajority Matters will require approval of a majority of the remaining members of the Company's Board of Directors present and voting on such Supermajority Matters.

	    (5) At all times when MCI and Comcast collectively own at least the Minimum Ownership Percentage, certain actions referred to in Paragraph 11 of Annex A in the Letter Agreement will require the consent of MCI and Comcast, which consent may only be withheld if MCI and Comcast both agree to do so except that if either party's Relative Interest exceeds 66-2/3% then such party may by itself determine whether consent is withheld.

	    (6) Without the prior written consent of MCI, neither the Company nor any of its subsidiaries will (i) enter into any marketing or other material agreement or transaction with American Telephone and Telegraph Company ("AT&T") or Sprint Corporation ("Sprint") (except as and to the extent required by law) or (ii) directly or indirectly engage in any business outside the Core Business (as defined in Annex A to the Letter Agreement) of the Company in competition with MCI or any of its affiliates. Without the prior written consent of Comcast, neither the Company nor any of its subsidiaries will directly or indirectly engage in any business outside the Core Business of the Company in competition with Comcast or any of its affiliates.

	    (7) MCI and Comcast will offer to the Company (a) all wireless opportunities in the United States and (b) an opportunity to participate in any wireless opportunity outside the United States but in the Americas that such party plans to pursue if it is able (after exercising all reasonable efforts to be or become able to do so) to offer such opportunity, except that
(x) Comcast may (i) pursue PCS or PCN in conjunction with its local cable operations or jointly with other cable operators and (ii) acquire additional frequencies in connection with Comcast's existing cellular operations in either case without offering the Company the right to participate in such pursuits or acquisitions and (y) in conjunction with MCI Metro, MCI may pursue PCS or PCN frequencies as are incidental to its MCI Metro network. If the Company fails to pursue an opportunity presented to it, MCI and Comcast will be free to pursue such opportunity unless the Company's failure resulted from MCI and Comcast blocking such action (whether through their consent or supermajority board rights or their failing to vote in favor of any required stockholder action).

	    (8) It is intended that appropriate provisions will be included in the definitive documentation such that if the Company is to obtain a service from an outside party (other than instances where the Company at the date of the Letter Agreement is a party to agreements or commitments obligating the Company to deal with a specific outside party or parties, which instances MCI, Comcast and the Company will address separately in the definitive documentation for the Transactions), MCI and Comcast will be the preferred suppliers of such service to the extent they can provide such service on terms, including price, quality and service, that are no less favorable in the aggregate to the Company than the terms on which the Company is able to obtain such services from any outside party.

	    (9) Any proposed amendment to the Shareholders Agreement that would adversely affect the rights of the Company (or any benefits to the Company thereunder) will require the approval of a majority of the disinterested directors of the Company's Board of Directors.

	    The Letter Agreement also contemplates that the following agreements relating to the business of the Company would be entered into in connection with the Closing:

	    (A) a product and services marketing agreement between the Company and MCI (the "Marketing Agreement") providing for the transactions and relationships contemplated by Annex B to the Letter Agreement;

	    (B) a services agreement between the Company and MCI relating to the provision by MCI to the Company of certain services to be agreed upon between the parties; and

	    (C) a services agreement providing for the services to be offered by Comcast to the Company, which may include building out the Company's local sites and the overall management of local site operations, including advertising and marketing, customer service arrangements and billing, development of operational strategy and budgeting.

	    In connection with consummation of the Transactions, MCI and Comcast will each receive registration rights from the Company in respect of shares owned by such party on substantially the same terms and conditions as those set forth in the Agreement. Each of MCI's and Comcast's registration rights will be freely assignable to the other party.

	    The Letter Agreement provides for the following conditions to consummation of the Transactions: (a) negotiation and execution of definitive documentation with respect to the matters described therein in form and substance satisfactory to each of the Company, MCI and Comcast and satisfaction of all conditions precedent to such party's obligations set forth in such definitive documentation; (b) receipt of all necessary governmental and regulatory approvals containing no condition or restriction which, in such party's reasonable opinion, would materially diminish such party's rights and protections, taken as a whole, under the Shareholders Agreement, the Co-Investment Agreement (as defined in Item 6 below), the Marketing Agreement or the servicing agreements; (c) the Company's Board of Directors (including the disinterested directors acting separately) having approved the definitive agreements and the transactions contemplated thereby; (d) in the case of MCI and Comcast only, the Company's Board of Directors having taken all necessary action to ensure that neither MCI nor Comcast is an "interested stockholder" for purposes of
Section 203 of the Delaware General Corporation Law; (e) each of MCI's and Comcast's Board of Directors having approved the definitive agreements to which MCI or Comcast, respectively, is a party and the transactions contemplated thereby; (f) in the case of the Company only, the receipt by the Company of a written opinion from Merrill Lynch & Co., Inc., the Company's independent financial advisors, to the effect that the Transactions are fair, from a financial point of view, to the shareholders of the Company (other than MCI and Comcast); (g) the absence of any injunction or order prohibiting consummation; (h) in the case of MCI and Comcast only, the execution of definitive agreements between Motorola and the Company that have previously been publicly announced and the closing of such transactions; (i) the approval of the shareholders of the Company to the extent the Company considers such approval necessary based on the advice of counsel (and if such shareholder approval is sought, the Company will use all reasonable efforts in good faith to hold such meeting no later than that relating to the Motorola transaction) and, if shareholder approval is sought, the reaffirmation of the independent financial advisors opinion referred to in clause (f) above to a date not prior to the second day before proxy materials are first sent to the Company shareholders; and
(j) for MCI only, that MCI and the Company will have designated MCI's IN/OSS as a service to be provided exclusively by MCI under the services agreement.

	    If (a) between the date of the Letter Agreement and the termination thereof (which may be effected by any party on or after June 30, 1994 if definitive documentation has not been entered into by such date): (i) any takeover proposal is made; (ii) any proposal to engage in any takeover proposal is communicated to the Company; or (iii) there shall have been a public announcement of a takeover proposal with respect to the Company and (b) within one year after the termination of the Letter Agreement: (x) any person consummates a takeover proposal; or (y) the Company or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, a takeover proposal or an agreement with any person to effect a takeover proposal; then the Company shall promptly after the first of such events described in clause
(b) occurs, pay MCI and Comcast a fee of $25 million in the aggregate. The Shareholders Agreement will have a "no-shop" provision and a similar termination fee provision.

	    Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be amended or superseded) and the Letter Agreement, Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, other than the matters discussed in this Report, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.

Item 5.     Interest in Securities of the Issuer

	    Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	    Based upon the 87,398,289 shares of Common Stock (including non-voting common stock) outstanding as of February 9, 1994 according to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993, if Comcast were to exercise the February Warrant and the Option in full, Comcast would own approximately 29.46% of the outstanding Common Stock. Comcast will have the sole power to vote or dispose of all the shares of Common Stock beneficially owned by Comcast, subject to the Agreement, the definitive documentation effectuating the Letter Agreement and the rights of the pledgees under the Stock Pledge Agreement, the December Pledge Agreement and the February Pledge Agreement.

	    To the knowledge of Comcast, the number of shares of Common Stock beneficially owned by its officers and directors (beneficial ownership of which Shares is disclaimed by Comcast) is set forth below:

				   No. of Shares of Common
Individual                         Stock Beneficially Owned
- ----------                         ------------------------

Lawrence S. Smith                        1,000
Donald A. Harris                         1,000
Irving A. Wechsler                      10,000


	    Comcast disclaims beneficial ownership of any of the Company's securities which may be beneficially owned by MCI. Comcast has not effected any transactions in the securities of Nextel during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers or directors.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the
	    Securities of the Issuer

	    Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	    The information in Item 4 above is hereby incorporated by reference herein.

	    The Letter Agreement also contemplates that in connection with consummation of the Transactions, MCI and Comcast will enter into an agreement (the "Co-Investment Agreement") effectuating their intention to maintain their 50/50 relationship as follows:

	    (1) There will be a restriction on the disposition by MCI or Comcast, without the consent of the other party, of its interests in the Company for a period of five years after which sales pursuant to Rule 144 under the Securities Exchange Act of 1934, registration rights or private sales would be permitted (provided that any such sales would be subject to a right of first offer in favor of the non-selling party). Any purchaser who is assigned a party's rights and obligations under the Shareholders Agreement will become a party to the Co-Investment Agreement.

	    (2) There will be a provision limiting purchases by MCI or Comcast, without the consent of the other party, of additional securities of the Company other than (a) through exercise of pre-emptive rights or pre-existing options or warrants or (b) if not pursuant to any such exercise, through private or market purchase of additional Shares or purchases from the Company subject, with certain exceptions, to a participation right of the other party (based on the parties' Relative Interest at that time) (which participation right shall be subject to such "catch- up" opportunities for the party not exercising its participation right as MCI and Comcast shall agree) and the standstill in favor of the Company under the Shareholders Agreement (as described above in Item 4 of this Report).

	    (3) For so long as the Shareholders Agreement is in effect, neither Comcast nor MCI will, without the other's consent: (a) solicit proxies or consents, become a participant in any such solicitation or become part of a voting group or deposit Shares in a voting trust with respect to the Company other than as contemplated in the Shareholders Agreement or the Co-Investment Agreement, (b) make any proposal for a business combination or propose or commence a tender or exchange offer, in respect of the Company in violation of the standstill in favor of the Company under the Shareholders Agreement or (c) facilitate, endorse or vote in favor of any merger, consolidation or other business combination between the Company and any third party.

	    (4) For so long as the Shareholders Agreement remains in effect, MCI and Comcast will vote their collective Shares on matters (other than election of directors to the Company's Board of Directors which shall be governed as described in paragraph (5) below) as they shall mutually agree, provided that if MCI and Comcast are unable to so agree, MCI and Comcast will abstain from voting their Shares on such matters. MCI and Comcast will not exercise their Consent Rights to block any action by the Company unless both MCI and Comcast agree to do so. Notwithstanding the foregoing, (a) in the event either party's Relative Interest exceeds 66-2/3%, such party will control voting with respect to Consent Rights of MCI and Comcast and the voting of MCI's and Comcast's Board designees on any Supermajority Matter (subject to such designee's fiduciary duties) and (b) if a Consent Right relates to any matter in respect of which MCI or Comcast has a conflict due to its interest in another wireless venture, the non-conflicted party will be entitled to exercise such Consent Rights alone.

	    (5) For so long as the Shareholders Agreement remains in effect and each party's Relative Interest is at least 33-1/3%, each of MCI and Comcast will designate an equal number of nominees for election to the Company's Board of Directors (which number shall be determined pursuant to the Shareholders Agreement as described above in Item 4 of this Report). If any party's Relative Interest exceeds 66-2/3%, each party will designate a number of nominees based on the Relative Interests, rounded up to the nearest whole number if such party's Relative Interest is greater than 66-2/3% and rounded down to the nearest whole number if such party's Relative Interest is less than 33-1/3%. Each party will agree to vote for the election of the other party's designees to the Board.

	    (6) MCI and Comcast will, subject to the terms described in paragraph (4) above, use their reasonable best efforts to reach agreement on voting by their designees on the Company's Board of Directors, subject to the designees' fiduciary duties, provided that if the parties are unable to agree, they will cause their director designees to, subject to the designees' fiduciary duties, abstain from voting on such matter.

	    The Co-Investment Agreement will also provide that, consistent with Annex A of the Letter Agreement, MCI and Comcast will offer wireless opportunities to the Company (as described above in Item 4 of this Report).
If the Company does not pursue any such opportunities within the United States (other than as a result of MCI and Comcast blocking such action by the Company by the use of their consent or supermajority board rights or their failing to vote in favor of any required stockholder action), MCI and Comcast will cooperate with each other to reach 50/50 participation arrangements with respect to such opportunities involving wireless products and services that may become available from time to time unless either MCI or Comcast does not wish to pursue such opportunity, in which event the other party will be free to pursue such opportunity.

	    The parties do not contemplate that the Co-investment Agreement will have termination or "exit" provisions the exercise of which are within the control of the parties or will provide for an automatic termination upon the passage of a period of time or the occurrence of one or more events except (a) that upon a change of control (to be defined) of Comcast or (b) upon a sale by Comcast to AT&T or Sprint of a controlling or other meaningful equity interest (to be defined) in its cable or cellular system (and in which Comcast retains a meaningful equity interest), MCI will have the option to purchase Comcast's interest in the Company at a price equal to 125% of fair market value (determined pursuant to Annex C of the Letter Agreement). Additionally, the establishment by Comcast of a business arrangement as contemplated by paragraph 4 of Annex C of the Letter Agreement with AT&T and/or Sprint with respect to wireless telephony in the United States and/or Mexico which relationship constitutes a "Conflicting Business Arrangement" (as defined in Annex C of the Letter Agreement) will trigger a process intended to resolve such situations.

Item 7.     Material to be Filed as Exhibits(*)

	    Item 7 of the Schedule 13D is hereby supplemented and amended to include the following:

Exhibit A         Letter Agreement dated February 27, 1994 among Nextel
		  Communications, Inc., Comcast Corporation and MCI
		  Communications Corporation.
______________
  (*)In accordance with Rule 13d-2(c) under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



				   SIGNATURE



	    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated:  February 28, 1994

			    COMCAST CORPORATION

			    By:     /s/ Julian A. Brodsky
				    -----------------------------
				    Name:  Julian A. Brodsky
				    Title: Vice Chairman



			       EXHIBIT INDEX(*)


							    Page Number
Exhibit                                                   in Sequentially
Reference                      Title                     Numbered Statement
- ---------                      -----                     ------------------

A              Letter Agreement dated February 27,               19
	       1994 among Nextel Communications,
	       Inc., Comcast Corporation and MCI
	       Communications Corporation.
______________
  (*)In accordance with Rule 13d-2(c) under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.

==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			       (Amendment No. 5)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)


			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)


				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)


       Stanley S. Wang, Esq., Senior Vice President and General Counsel
			      Comcast Corporation
		  1234 Market Street, Philadelphia, PA 19107
			    Tel. No. (215) 981-7510
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


			       February 27, 1994
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- --------------
* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
==============================================================================
CUSIP No. 338898 10 9

   (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	 COMCAST CORPORATION
	 23 - 1709202

   (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [X]

   (3)   SEC Use Only

   (4)   Source of Funds                                             [ ]

   (5)   Check if Disclosure of Legal Proceedings is Required Pursuant to
	 Items 2(d) or 2(e)                                       [ ]

   (6)   Citizenship or Place of Organization

	 Pennsylvania

Number of          (7)  Sole Voting Power Shares
Shares Bene-             36,496,367*                      *See number 12 below
  ficially          (8)  Shared Voting Power
Owned by                -0-*                             *See number 12 below
Each Report-        (9)  Sole Dispositive Power
ing Person              36,496,367*                      *See number 12 below
   With            (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

   (11)  Aggregate Amount Beneficially Owned by Each Reporting Person
	 36,496,367*                                      *See number 12 below

   (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
		[X]

	 *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and
	 Item 2 of Amendment No. 2 and any shares beneficially owned by MCI Communications Corporation.

   (13)  Percent of Class Represented by Amount in Row (11)
	 32.55%

   (14)  Type of Reporting Person (See Instructions)
		     CO


		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			       (Amendment No. 5)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.




	    Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to Nextel Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993 and Amendment No. 4 thereto filed on March 1, 1994 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the
Schedule 13D.


Item 5.     Interest in Securities of the Issuer

	    Item 5 of the Schedule 13D is hereby amended to make the following correction to the information presented:

	    Based upon the 86,894,279 shares of Class A Common Stock outstanding as of February 9, 1994 according to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993, if Comcast were to exercise the February Warrant and the Option in full, Comcast would own approximately 32.55% of the outstanding Class A Common Stock (rather than 29.49% of the outstanding Common Stock as set forth in Amendment No. 4 to the
Schedule 13D).


				   SIGNATURE



	    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


			   COMCAST CORPORATION

			   By:         /s/ Julian A. Brodsky
			   ------------------------------
				       Julian A. Brodsky
				       Vice Chairman

Dated:  March 3, 1994



				 EXHIBIT INDEX


					    Page Number in
      Exhibit                                Sequentially
     Reference          Title             Numbered Statement
- -------------------    --------------    --------------------

			No Exhibits





==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			       (Amendment No. 6)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19107
			    Tel. No. (215) 981-7510
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				 July 13, 1994
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- ---------------
* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
==============================================================================

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group      (a)[ ]
								     (b)[X]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,367*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,367*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,367*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares
	       [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2 and any shares beneficially owned by MCI Communications Corporation.

	 (13)  Percent of Class Represented by Amount in Row (11)
	       29.94%

	 (14)  Type of Reporting Person (See Instructions)
	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			       (Amendment No. 6)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to Nextel Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994 and Amendment No. 5 thereto filed on March 3, 1994 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item 4.        Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       On July 13, 1994, Comcast, MCI and the Company executed a letter agreement (the "Supplemental Agreement") confirming that the execution by the Company of an Agreement and Plan of Merger, substantially in the form of the draft provided to Comcast and MCI on July 11, 1994 (the "OneComm Merger Agreement"), between the Company and OneComm Corporation ("OneComm"), and/or the merger of OneComm into the Company as contemplated by the OneComm Merger Agreement shall be deemed to constitute an exception to and shall not be within the intended coverage of the term "takeover proposal" (as such term is defined on page 4 of the Letter Agreement) and, consequently, the Company shall have no obligation or duty to make payment of $25 million (as provided on page 5 of the Letter Agreement) by reason of any authorization, recommendation, consummation, proposal or public announcement of such transaction or of entry into the OneComm Merger Agreement by the Company.

	       The Supplemental Letter also provides that any definitive Shareholders Agreement will not preclude the transactions expressly provided for by the OneComm Merger Agreement on the terms set forth in the OneComm Merger Agreement without giving effect to any amendments, waivers or other modifications permitted thereby.

	       The description herein of the Supplemental Agreement is qualified in its entity by reference to such document, a copy of which is filed as an exhibit hereto.


Item 5.        Interest in Securities of the Issuer

	       Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       Comcast owns 11,266,367 shares of Class A Common Stock. Based upon the 96,666,621 shares of Class A Common Stock outstanding as of June 30, 1994 according to the OneComm Merger Agreement, if Comcast were to exercise in full, the February Warrant for 230,000 shares of Class A Common Stock and the Option for 25,000,000 shares of Class A Common Stock, Comcast would own 36,496,367 shares of Class A Common Stock, representing approximately 29.94% of the outstanding Class A Common Stock. Comcast will have the sole power to vote or dispose of all the shares of Class A Common Stock beneficially owned by Comcast, subject to the Agreement, the definitive documentation effectuating the Letter Agreement and the rights of the pledgees under the Stock Pledge Agreement, the December Pledge Agreement and the February Pledge Agreement.

	       To the knowledge of Comcast, the number of shares of Class A Common Stock beneficially owned by its officers and directors (beneficial ownership of which Shares is disclaimed by Comcast) is set forth below:

				No. of Shares of
				Class A Common Stock
Individual                      Beneficially Owned
- ----------------------------    ----------------------------

Lawrence S. Smith                      1,000
Donald A. Harris                       1,000
Irving A. Wechsler                    10,000


	       Comcast disclaims beneficial ownership of any of the Company's securities which may be beneficially owned by MCI. Comcast has not effected any transactions in the securities of the Company during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers or directors.


Item 7.        Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibit:

Exhibit B            Supplemental Letter, dated July 13, 1994, among Nextel
		     Communications, Inc., Comcast Corporation and MCI
		     Communications Corporation.

				   SIGNATURE

- -----------------
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
    Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


Dated:         July 18, 1994



			    COMCAST CORPORATION

			    By:     /s/ Julian A. Brodsky
			    -----------------------------
				 Name:  Julian A. Brodsky
				    Title: Vice Chairman


			       EXHIBIT INDEX(*)


						  Page Number
						  in Sequentially
Exhibit                                           Numbered
Reference                     Title               Statement
- ----------------    --------------------------    -----------------

       B            Supplemental Letter                   7
		    executed July 13, 1994
		    among NEXTEL
		    Communications, Inc.,
		    Comcast Corporation and
		    MCI Communications, Inc.
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
    Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			       (Amendment No. 7)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19107
			    Tel. No. (215) 981-7510
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				August 4, 1994
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- ---------------
* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
==============================================================================

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [X]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,367*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,367*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,367*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2 and any shares beneficially owned by MCI Communications Corporation.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       29.94%

	 (14)  Type of Reporting Person (See Instructions)

	       CO


		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			       (Amendment No. 7)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994 and Amendment No. 6 thereto filed on July 18, 1994 (such
Schedule 13D, as so amended, is hereinafter referred to as the "Schedule
13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item 4.        Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       On August 4, 1994 Comcast, Comcast FCI and the Company entered into an amendment (the "Amendment") to the Agreement. Pursuant to the Amendment, effective upon the execution and delivery of the Agreement and Plan of Contribution and Merger among the Company, Motorola, Inc., ESMR, Inc. and ESMR Sub, Inc. (the "Motorola Agreement"), which occurred on August 4, 1994, the Agreement has been amended as set forth in the Amendment (a copy of which is filed as an Exhibit hereto and which is incorporated by reference herein).

	       The Amendment provides, among other things, that:

	       So long as Comcast or Comcast FCI has a right to representation on the Board of Directors of the Company pursuant to the Agreement, Comcast or Comcast FCI shall have representation equal to a minimum of one member and otherwise equal to the Voting Power Ownership Percentage of the Comcast Group on each committee of independent directors of the Company or any successor thereto having authority to approve transactions between the Company and any interested third party.

	       The Company shall purchase from Comcast that certain business of Comcast (previously identified to the Company and referred to on Annex A to the Letter Agreement) for an aggregate consideration of not less than $12,000,000 nor more than $15,000,000 with the purchase price to be determined in accordance with procedures to be mutually agreed upon by the Company and Comcast and which purchase shall be subject to the terms set forth in paragraph 19 of Annex A and to negotiation, execution and delivery of a definitive agreement and approval by the Board of Directors of the Company (including the disinterested directors if necessary).

	       In the event Comcast transfers, in accordance with the Agreement, as amended by the Amendment, to a third party, shares of the Company representing at least five (5%) percent of the Company's then outstanding shares, such transferee (but only one such transferee) shall be entitled, if Comcast so elects, to have one representative on the Company's Board of Directors, it being understood that such transfer shall not enlarge or expand the representation on the Board of Directors to which Comcast is entitled as a shareholder of the Company pursuant to the Agreement as amended by the Amendment.

	       Subject to the execution of mutually acceptable definitive documentation, the Company and Comcast shall use their respective best efforts to enter into a services agreement providing for services to be offered by Comcast to the Company on an arm's length basis, which may include the build- out of the Company's local sites and the overall management of local site operations, including advertising and marketing, customer service arrangements and billing, development of operational strategy and budgeting. Comcast may market those products and services of the Company which the parties agree to include in such services agreement, either as seller for its own account or as a sales agent for the Company.

	       The condition to closing set forth in Section 8.3(h) (relating to obtaining a certain ruling from the Internal Revenue Service) of the Motorola Agreement (the "Condition") may not be modified, waived or considered satisfied by the Company without the consent of Comcast. Additionally, the Company shall not take or permit any action to occur which could reasonably be expected to give rise to a taxable gain in connection with the conversion or deemed conversion, in connection with the transactions contemplated by the Motorola Agreement, of the Initial Option (as defined in the Agreement) or any other unexercised rights to acquire common stock of the Company held by Comcast or any of its Qualified Controlled Affiliates (as defined in the Agreement) (collectively, the "Convertible Securities"). In the event such Condition is not irrevocably satisfied, Comcast and the Company shall use their reasonable best efforts to reach a mutually acceptable arrangement to prevent Comcast or any of its Qualified Controlled Affiliates from experiencing a non-tax free transaction in respect of the treatment of any Convertible Securities in connection with the transactions contemplated by the Motorola Agreement.

	       The description contained herein of certain provisions of the Amendment is qualified in its entirety by reference to such document which is filed as an Exhibit to this Report.

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded) and the Letter Agreement, Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, other than the matters discussed in this Report, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.


Item 5.        Interest in Securities of the Issuer.

	       Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       Comcast owns 11,266,367 shares of Class A Common Stock. Based upon the 96,670,221 shares of Class A Common Stock outstanding as of August 4, 1994 (excluding shares held in treasury) according to the Motorola Agreement, if Comcast were to exercise in full, the February Warrant for 230,000 shares of Class A Common Stock and the Option for 25,000,000 shares of Class A Common Stock, Comcast would own 36,496,367 shares of Class A Common Stock, representing approximately 29.94% of the outstanding Class A Common Stock. Comcast will have the sole power to vote or dispose of all the shares of Class A Common Stock beneficially owned by Comcast, subject to the Agreement, the definitive documentation effectuating the Letter Agreement and the rights of the pledgees under the Stock Pledge Agreement, the December Pledge Agreement and the February Pledge Agreement.

	       To the knowledge of Comcast, the number of shares of Class A Common Stock beneficially owned by its officers and directors (beneficial ownership of which Shares is disclaimed by Comcast) is set forth below:

				      No. of Shares of
				    Class A Common Stock
Individual                          Beneficially Owned(1)
- ----------------------------    -----------------------------

Robert B. Clasen                        1,000    (2)
Lawrence S. Smith                       1,000
Donald A. Harris                        1,000
Irving A. Wechsler                     12,000    (3)

	 (1) Excludes 5,000 shares owned by a certain trust of which Mr. Bonovitz serves as trustee which were purchased on March 19, 1993 for $22.87 per share.

	 (2) Mr. Clasen purchased his shares in open market purchases on July 16, 1992 at $10 3/8 per share.

	 (3) Mr. Wechsler increased his share ownership from 10,000 to 12,000 on July 30, 1993 by purchasing 2,000 shares in open market purchases for $30.25 per share.

	       Comcast disclaims beneficial ownership of any of the Company's securities which may be beneficially owned by MCI. Comcast has not effected any transactions in the securities of the Company during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers or directors within the past sixty days.


Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information in Item 4 is hereby incorporated by reference herein.

	       Pursuant to the Amendment:

	       Unless on or before September 30, 1994, the Company, Comcast and MCI shall have entered into a definitive agreement relating to MCI's investment in the Company, which agreement reflects the understandings of the aforementioned parties as set forth in the Letter Agreement, with such changes thereto as may be mutually agreed by the aforementioned parties, then effective as of September 30, 1994, Sections 4.2(a) and 4.2(d) of the Agreement shall be deleted in their entirety and shall be of no further force or effect. (Section 4.2(a) provides for certain restrictions on transfers of Company securities by Comcast FCI and Section 4.2(d) provides for certain restrictions on transfers of interests in Comcast FCI.) Additionally, effective upon such deletion of Sections 4.2(a) and 4.2(d),
	       Section 7.2(a) of the Agreement shall be deemed amended to permit a Holder (as defined in the Agreement) to require the Company to effect registrations of Demand Shares (as defined in the Agreement) at any time after September 30, 1994 without obtaining the Company's prior written consent.

	       Effective upon the execution of the Motorola Agreement, the provisions of Section 4.2(b) of the Agreement which prohibits the Comcast Group from acquiring a Fully Diluted Ownership Percentage or a Voting Power Ownership Percentage (each as defined in the Agreement) of more than 30% have been deleted in their entirety and shall be of no further force or effect.

	       The description contained herein of certain provisions of the Amendment is qualified in its entirety by reference to such document which is filed as an Exhibit to this Report.


Item 7.        Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibit:

Exhibit C            Amendment to Stock Purchase Agreement, dated August 4,
		     1994, among Comcast Corporation, Comcast FCI, Inc. and
		     NEXTEL Communications, Inc.

				   SIGNATURE
- -----------------
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
    Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


			    COMCAST CORPORATION

			    By: /s/ Julian A. Brodsky
			    ----------------------------
				Name:  Julian A. Brodsky
				  Title: Vice Chairman

Dated:   August 9, 1994


			       EXHIBIT INDEX(*)


						Page Number in
Exhibit                                         Sequentially
Reference                     Title             Numbered Report
- -----------------    -----------------------    -----------------

	C            Amendment to Stock                11
		     Purchase Agreement,
		     dated August 4, 1994,
		     among Comcast
		     Corporation, Comcast
		     FCI, Inc. and NEXTEL
		     Communications, Inc.
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
    Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.




==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			       (Amendment No. 8)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19107
			    Tel. No. (215) 981-7510
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				August 29, 1994
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- ---------------
* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
==============================================================================

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,367*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,367*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,367*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       29.94%

	 (14)  Type of Reporting Person (See Instructions)

	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			       (Amendment No. 8)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994 and Amendment No. 7 thereto filed on August 9, 1994 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the
Schedule 13D.

Item 4.        Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       On August 29, 1994 Comcast, MCI and the Company announced that the Letter Agreement had been terminated but that the parties are continuing to explore the possibility of a strategic alliance on different terms. The parties stated in such release, however, that no assurances can be given that any agreement would be reached.

	       Additionally on August 29, 1994 the Company, Comcast, and MCI entered into a Termination Agreement pursuant to which each of the parties (i) waived any present or future claims it might have against any other party under or in respect of the Letter Agreement or actions taken in connection therewith and (ii) agreed not to, except as otherwise required by law, make any public announcements regarding termination of the Letter Agreement without each other party's consent. Pursuant to the Termination Agreement, Comcast and each of the other parties thereto was released from all further obligations under the Letter Agreement.

	       The description contained herein of Termination Agreement and the Press Release is qualified in its entirety by reference to such documents each of which is filed as an Exhibit to this Report.

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.


Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information in Item 4 is hereby incorporated by reference herein.


Item 7.        Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibits:

Exhibit D            Press Release issued on August 29, 1994 by Nextel
		     Communications, Inc., MCI Communications Corporation and
		     Comcast Corporation.

Exhibit E            Termination Agreement dated August 29, 1994 among Nextel
		     Communications, Inc., MCI Communications Corporation and
		     Comcast Corporation.

				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


				       COMCAST CORPORATION

				       By: /s/ Julian A. Brodsky
				       ----------------------------
					Julian A. Brodsky
					Vice Chairman

Dated:    August 30, 1994

___________
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
    Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



			       EXHIBIT INDEX(*)


						  Page Number in
Exhibit                                           Sequentially
Reference                     Title               Numbered Report
- ----------------    --------------------------    -----------------

Exhibit D           Press Release issued on               7
		    August 29, 1994 by
		    Nextel Communications,
		    Inc., MCI Communications
		    Corporation and Comcast
		    Corporation.
Exhibit E           Termination Agreement                 8
		    dated August 29, 1994
		    among Nextel
		    Communications, Inc.,
		    MCI Communications
		    Corporation and Comcast
		    Corporation.
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			       (Amendment No. 9)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

			       January 31, 1995
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- ---------------
* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
==============================================================================

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,367*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,367*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,367*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the
		signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       29.94%

	 (14)  Type of Reporting Person (See Instructions)

	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			       (Amendment No. 9)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment
No. 7 thereto filed on August 9, 1994 and Amendment No. 8 thereto filed on August 30, 1994 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item 4.        Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       On January 31, 1995, Comcast, Comcast FCI, Inc. and the Company entered into an amendment to the Agreement (the "January 1995 Amendment"), pursuant to which the parties agreed to amend the Agreement as set forth in the
January 1995 Amendment.   A copy of the January 1995 Amendment is filed as an
Exhibit hereto and is incorporated by reference herein and the description herein of the terms thereof is qualified entirely by reference to such Exhibit.

	       The January 1995 Amendment provides, among other things, that:

		     The Company will purchase from Comcast and Comcast will sell to the Company, Comcast's business known as Philadelphia Mobile Communications, Inc. ("PMCI"), consisting of all of PMCI's 800 MHz specialized mobile radio ("SMR") licenses and interests and related assets of PMCI, as currently operated by PMCI in the Philadelphia, Pennsylvania market area for an aggregate stated consideration of $15,000,000. The $15,000,000 consideration will be payable in shares of Common Stock in an aggregate amount of 462,963 shares (subject to anti-dilution adjustments as described in the January 1995 Amendment). The purchase and sale of PMCI is subject to the negotiation, execution and delivery of a definitive agreement consistent with the above described terms.

		     Based on the agreement with respect to the sale of PMCI referred to in paragraph (1) above, Comcast and the Company agreed in the January 1995 Amendment to amend the Agreement to reduce Comcast FCI's contingent obligation to purchase Additional Shares. Pursuant to the January 1995 Amendment, the amount to be invested in the Company by Comcast FCI for Additional Shares was changed from $50,000,000 to $35,000,000 and the anticipated closing date for such purchase, provided the conditions thereto (as described in the Agreement, as amended) are then satisfied, has been changed from January 31, 1995 to June 30, 1995. If however, due to the fault of Comcast (as determined by an independent arbitrator reasonably acceptable to Comcast and the Company) the sale of PMCI referred to in paragraph (1) above is not consummated, the Company and Comcast have agreed that they will (provided the closing conditions applicable to the Additional Share purchase have been or are then capable of being satisfied) negotiate in good faith to reach appropriate arrangements to reinstate the conditional Additional Share purchase obligation for an additional $15,000,000. Pursuant to the Agreement, as amended, the purchase price for Additional Shares will be 90% of the average price per share of the Common Stock (measured over a period of 30 trading days preceding the closing date for such purchase).

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.


Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 4 is hereby incorporated by reference herein.

	       Pursuant to the January 1995 Amendment, Comcast's preemptive rights under Section 1.10 of the Agreement were modified to permit Comcast FCI to exercise preemptive rights in connection with any transaction pending on January 31, 1995 and any later arising transaction in each case which involves the issuance of Common Stock by the Company (which transaction gives rise to preemptive rights of Comcast FCI under the Agreement) and which transaction is consummated on or before December 31, 1995, generally on the following terms:

		     The purchase price for such shares of Common Stock to be purchased by Comcast FCI in exercise of its preemptive rights in connection with any aforementioned transaction will be equal to the cash price, if any, paid by purchaser in the underlying transaction or if the sale is not for cash then the purchase price will be (subject to certain exceptions described in the January 1995 Amendment) equal to the market price over the 30 Business Day (as defined in the Agreement) period ending on the second Business Day prior to December 31, 1995 or the date of Comcast FCI's exercise notice, if earlier.

			   Notwithstanding the terms above but subject to
certain exceptions, in the event the Company enters into a definitive agreement with a third party strategic investor (other than any person (or affiliate thereof) who currently has more than a nominal investment in the Company) to which the Company proposes to grant "Superior Governance Rights" (as defined in the Motorola Agreement) providing for the purchase by such person, entirely for cash of at least $225 million in value of the Company's shares of Common Stock (such person being a "Strategic Investor" and such transaction being a "Strategic Investor Transaction") then the Company may send to Comcast FCI a written "Acceleration Notice" requiring Comcast FCI to determine whether to exercise its preemptive rights to maintain its Voting Power Ownership Percentage and its Fully Diluted Ownership Percentage (each as defined in the Agreement) with respect to the Strategic Investor Transaction and each transaction (as to which Comcast FCI has preemptive rights under Section 1.10 of the Agreement as amended by the January 1995 Amendment) which has been consummated prior to such Acceleration Notice or as to which there is then a definitive agreement with the Company in effect (each an "Other Transaction").

			   Subject to certain exceptions (described in the
January 1995 Amendment), the price per share of Common Stock to be paid by Comcast FCI in respect of shares being purchased as set forth in Comcast FCI's exercise notice given in response to an Acceleration Notice will be the price per share being paid in the Strategic Investor Transaction as set forth in the Acceleration Notice, provided that with respect to any Other Transaction with respect to which there is a cash price per share, Comcast FCI's purchase price for preemptive shares related thereto will be such cash price per share. Additionally, in any Acceleration Notice, the Company will offer Comcast FCI the right to acquire a proportionate amount (based upon Comcast FCI's Voting Power Ownership Percentage and Fully Diluted Ownership Percentage) of any other Company securities (e.g., options, warrants or other securities) being acquired by the Strategic Investor on the same terms as are applicable to such Strategic Investor.


Item 7.        Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibits:

	 Exhibit F         Amendment dated January 31, 1995 to Stock Purchase
			   Agreement dated September 14, 1992, among Comcast
			   Corporation, Comcast FCI, Inc. and Nextel
			   Communications, Inc.

				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


Dated:     February 2, 1995

				    COMCAST CORPORATION

				    By:/s/ Arthur R. Block
				    -------------------------
				      Name:  Arthur R. Block
				      Title: Vice President

(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
    Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



			       EXHIBIT INDEX(*)



						     Page Number in
Exhibit                                               Sequentially
Reference                      Title                 Numbered Report
- ---------------    -----------------------------    -----------------

Exhibit F          Amendment dated January 31,              9
		   1995 to Stock Purchase
		   Agreement dated September
		   14, 1992, among Comcast
		   Corporation, Comcast FCI,
		   Inc. and Nextel
		   Communications, Inc.

(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			      (Amendment No. 10)


			  NEXTEL Communications, Inc.

			       (Name of Issuer)

			     Class A Common Stock

			(Title of Class of Securities)

				  65332V 10 3

				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700

	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				 April 3, 1995

	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.









* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,368*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,368*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,368*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                       [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       27.87%

	 (14)  Type of Reporting Person (See Instructions)

	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			      (Amendment No. 10)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment
No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994 and Amendment No. 9 thereto filed on February 3, 1995 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       On April 3, 1995, Comcast, Comcast FCI, Inc. and the Company entered into an amendment to the Agreement (the "April 1995 Amendment"), pursuant to which the parties agreed to amend the Agreement as set forth in the April 1995 Amendment. A copy of the April 1995 Amendment is filed as an Exhibit hereto and is incorporated by reference herein and the description herein of the terms thereof is qualified entirely by reference to such Exhibit.

	       Pursuant to the April 1995 Amendment, Comcast's preemptive rights under Section 1.10 of the Agreement were modified to permit Comcast FCI to exercise preemptive rights in connection with any transaction which (x) is subject to an agreement to which the Company is a party on April 3, 1995 or
(y) is contemplated by certain definitive transaction agreements among Nextel, Eagle River, Inc. and Craig O. McCaw dated as of April 4, 1995 (collectively, the "Investor Agreement"), in each case which involves the issuance of shares of Common Stock or other securities by the Company (which transaction gives rise to preemptive rights of Comcast FCI under the Agreement), generally on the following terms:

	       (1) The purchase price for such shares of Common Stock to be purchased by Comcast FCI in exercise of its preemptive rights with respect to each transaction referred to in clause (x) above shall be equal to $12.25 per share of Common Stock.

	       (2)   (a)   With respect to the transactions referred to in
	 clause (y) above, Comcast FCI may exercise its preemptive rights with respect to (A) the shares of Common Stock being purchased by Investor upon the execution of the Investor Agreement at a price equal to $12.25 per share, and (B) the preferred stock portions only of the units of securities being purchased by the Investor pursuant to the Investor Agreement at a price equal to $12.25 per common share equivalent, provided that in lieu of the shares of preferred stock, Comcast FCI shall acquire shares of Common Stock into which such shares of preferred stock are convertible.

		     (b) Comcast and Comcast FCI waive any rights that either or both of them may have under the Agreement or the January 1995 Amendment to acquire any securities of the Company being issued in the transactions referred to in, or in connection with, clause (y) above that are not shares of capital stock of the Company (such other securities including, without limitation, options and/or warrants to acquire shares of Common Stock).

	       (3) Comcast FCI must exercise its preemptive rights with respect to the transactions covered by the April 1995 Amendment on or before the close of business on April 30, 1995.

	       (4) In the event Comcast FCI has exercised its preemptive rights under the April 1995 Amendment and defaults on one or more of its obligations to buy shares of Common Stock, if the closing price of the Common Stock on the date of such closing obligation (the "Closing Date") equals or exceeds $12.25: (A) if the Closing Date is before July 1, 1995, the exercise price of Comcast's Initial Option Shares (as defined in the Agreement) will be increased by an aggregate amount equal to $.50 multiplied by the number of shares of Common Stock not acquired; (B) if the Closing Date is on or after July 1, 1995 but before October 1, 1995, then the exercise price of Comcast's Initial Option Shares will be increased by an aggregate amount equal to $1.00 multiplied by the number of shares of Common Stock not acquired; and (C) if the Closing Date is on or after October 1, 1995, then the exercise price of the Initial Option Shares will be increased by an aggregate amount equal to $1.50 multiplied by the number of shares of Common Stock not acquired. In no event shall the aggregate amount under clauses (A), (B) and (C) exceed $25,000,000. If the closing price of the Common Stock on the Closing Date (the "Closing Price") is less than $12.25 (the "Difference"), then Comcast FCI will transfer to the Company at no cost a number of its shares, options and warrants equal in value to the "Spread Amount". The "Spread Amount" will equal the Difference multiplied by the number of shares of Common Stock which was not acquired at such closing. Shares of Common Stock will be valued at the Closing Price and options and warrants will be valued based on the "Black-Scholes" formula.

	       (5) Section 1.11 of the Agreement (requiring Comcast to guaranty performance of Comcast FCI's obligations) and paragraph 3(b) of the January 1995 Amendment (relating to the Company's ability to deliver an Acceleration Notice in connection with the granting of Superior Governance Rights) are not applicable to the preemptive purchases covered by the April 1995 Amendment.


	       Item           Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibits:

	 Exhibit G         Amendment dated April 3, 1995 to Stock Purchase
			   Agreement dated September 14, 1992 (as previously amended), among Comcast Corporation, Comcast FCI,
			   Inc. and Nextel Communications, Inc.

				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


Dated:    April 6, 1995

				       COMCAST CORPORATION

				       By: /s/ Arthur R. Block
				       --------------------------
					  Name:  Arthur R. Block
					  Title: Vice President

(*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
	       Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



			       EXHIBIT INDEX(*)



						    Page Number in
Exhibit                                              Sequentially
Reference                      Title                Numbered Report
- ----------------    ---------------------------    -----------------

Exhibit G           Amendment dated April 3,
		    1995 to Stock Purchase
		    Agreement dated September
		    14, 1992 (as previously
		    amended), among Comcast
		    Corporation, Comcast FCI,
		    Inc. and Nextel
		    Communications, Inc.

(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.


==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			      (Amendment No. 11)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)


				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				April 30, 1995
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
==============================================================================

CUSIP No. 65332V 10 3


	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,368*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,368*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,368*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       * Excludes an aggregate of 15,756,050 shares owned by the
		 signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       27.87%

	 (14)  Type of Reporting Person (See Instructions)

	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			      (Amendment No. 11)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment
No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994, Amendment No. 9 thereto filed on February 3, 1995 and Amendment No. 10 thereto filed on April 7, 1995 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the
Schedule 13D.


Item 4.        Purpose of Transaction.

	       On April 30, 1995, Comcast FCI, pursuant to a written notice to the Company, exercised its preemptive rights to purchase shares of Common Stock as necessary to maintain its Fully Diluted Ownership Percentage (as defined in the Stock Purchase Agreement and as further clarified by the April 1995 Letter Agreement referred to in Item 6 below) with respect to the Company's pending merger with Dial Page, Inc. ("Dial Page"), pursuant to which it is currently estimated that the Company will issue approximately 28,000,000 shares of Common Stock in connection with the Dial Page transaction. The purchase price per share of Common Stock to be purchased by Comcast FCI in exercise of its preemptive rights with respect to the Dial Page transaction (currently estimated to be approximately 9.8 million shares of Common Stock) will be $12.25. Comcast's purchase in connection with the Dial Page transaction is conditioned upon, among other things, the closing of the transactions contemplated by the Investor Agreement. Comcast FCI has not exercised its preemptive rights with respect to the remaining transactions referred to in the April 1995 Amendment. A copy of the April 30, 1995 Preemptive Notice is attached hereto as Exhibit I and the foregoing description is qualified in its entirety by reference thereto.

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.


Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 4 is hereby incorporated by reference herein.

	       Pursuant to a letter agreement dated as of April 25, 1995 (the "April 1995 Letter Agreement") Comcast, Comcast FCI, Inc. and the Company clarified how Comcast's Fully Diluted Ownership Percentage (as defined in the Stock Purchase Agreement) is to be calculated with respect to Comcast's election to exercise its preemptive rights with respect to certain pending transactions, including the Dial Page transaction. Pursuant to the April 1995 Letter Agreement, the Fully Diluted Ownership Percentage is, with respect to
(i) transactions as to which there was a definitive agreement with the Company on April 3, 1995, including the Dial Page transaction, and (ii) with respect to the transactions contemplated by the Investor Agreement (subject to adjustment) (other than those as to which Comcast waived its preemptive rights as set forth in the April 1995 Amendment), to be calculated as follows: Fully Diluted Ownership Percentage - A/B, where A is the number of shares of Common Stock owned by Comcast and its affiliates as of April 3, 1995 (including shares of Common Stock covered by options, warrants or similar rights to acquire such shares held by Comcast and its affiliates as of April 3, 1995), plus 462,963 (on account of the Philadelphia Mobile Communications, Inc. sale transaction) plus 890,908 (on account of the Additional Shares if not then purchased, unless at the time in question the purchase obligation with respect thereto has terminated without such purchase having been made) or the actual number of Additional Shares, which is estimated to be an aggregate of 37,850,238 shares of Common Stock (using the numbers 462,963 and 890,908 above), and B is the total number of shares of Common Stock outstanding, on a fully diluted basis, as of March 31, 1995 (but not including such shares as had not been issued and were subject to issuance commitments pursuant to any of the transactions referred to in clause (a)(x) of Section 1 of the April 1995 Amendment as of such date), which total number is estimated to be an aggregate of 145,958,943 shares of Common Stock, which, based on such estimates, produces a Fully Diluted Ownership Percentage equal to 25.923%. A copy of the April 1995 Letter Agreement is attached hereto as Exhibit H and the foregoing description is qualified in its entirety by reference thereto.


Item 7.        Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibits:

(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.

	 Exhibit H      Letter Agreement dated as of April 25, 1995, among
			Comcast Corporation, Comcast FCI, Inc. and Nextel
			Communications, Inc.

	 Exhibit I      Notice of Exercise of Preemptive Rights dated April
			30, 1995.



				   SIGNATURE


	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


Dated:    May 2, 1995

				      COMCAST CORPORATION

				      By: /s/ Arthur R. Block
				      --------------------------
					  Name:  Arthur R. Block
					   Title: Vice President



			       EXHIBIT INDEX(*)


						   Page Number in
Exhibit                                             Sequentially
Reference                      Title               Numbered Report
- -----------------    -------------------------    -----------------

Exhibit H            Letter Agreement dated               8
		     as of April 25, 1995,
		     among Comcast
		     Corporation, Comcast
		     FCI, Inc. and Nextel
		     Communications, Inc.
Exhibit I            Notice of Exercise of               10
		     Preemptive Rights dated
		     April 30, 1995.


(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



===============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			      (Amendment No. 12)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				 May 12, 1995
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
===============================================================================

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,367*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,367*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,367*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       27.52%

	 (14)  Type of Reporting Person (See Instructions)

	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			      (Amendment No. 12)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment
No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994, Amendment No. 9 thereto filed on February 3, 1995, Amendment No. 10 thereto filed on April 7, 1995, and Amendment No. 11 thereto filed on May 2, 1995 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

Item 4.        Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       Each of Mr. Julian A. Brodsky and Mr. Donald A. Harris has resigned from his position as a director on the Board of Directors of the Company. Following such resignations, no directors or officers of Comcast are members of the Board of Directors of the Company.

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, other than as set forth herein, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of
Item 4 of Schedule 13D.


Item  5.       Interest in Securities of the Issuer.

	       Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       Comcast owns 11,266,367 shares of Class A Common Stock. Based upon the 107,382,458 shares of Class A Common Stock outstanding as of May 5, 1995 (excluding shares held in treasury) according to the Company's Quarterly Report on Form 10Q for the quarter ended March 31, 1995, if Comcast were to exercise in full, the February Warrant for 230,000 shares of Class A Common Stock and the Option for 25,000,000 shares of Class A Common Stock, Comcast would own 36,496,367 shares of Class A Common Stock, representing approximately 27.52% of the outstanding Class A Common Stock.

	       Except as amended and supplemented hereby, the information under Item 5 of the Schedule 13D remains as previously reported.

				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


Dated:    May 19, 1995

				       COMCAST CORPORATION

				       By: /s/ Arthur R. Block
				       --------------------------
					Name:   Arthur R. Block
					Title:  Vice President



				 EXHIBIT INDEX



				       Page Number in
Exhibit                                 Sequentially
Reference                   Title      Numbered Report
- -----------------------    -------    -----------------

			     N/A



==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			      (Amendment No. 13)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				 June 30, 1995
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- ---------------
* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   36,496,367*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   36,496,367*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       36,496,367*                              *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       27.52%

	 (14)  Type of Reporting Person (See Instructions)

	       CO


		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			      (Amendment No. 13)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994, Amendment No. 9 thereto filed on February 3, 1995, Amendment No. 10 thereto filed on April 7, 1995, Amendment No. 11 thereto filed on May 2, 1995 and Amendment No. 12 thereto filed on May 19, 1995 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item           Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       On June 30, 1995, in accordance with the Agreement, as amended by the January 1995 Amendment, Comcast's contingent obligation to purchase Additional Shares for an aggregate of $35,000,000 expired and Comcast has no further obligations with respect thereto.

	       Pursuant to a request by Comcast made pursuant to the Agreement to enable Comcast to sell publicly some or all of the 11,266,367 shares of Class A Common Stock it currently owns, the Company has caused to be filed with the Commission, a registration statement on Form S-3 (the "Shelf Registration") with respect to such shares. In accordance with the Agreement, the Company will cause such Shelf Registration, which was declared effective by the Commission on June 29, 1995, to remain effective for up to one year from such date.

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, other than as set forth herein, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of
Item 4 of Schedule 13D.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 4 is hereby incorporated by reference herein.



				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated:     July 5, 1995

				    COMCAST CORPORATION

				    By: /s/ Arthur R. Block
				    --------------------------------
				     Name:  Arthur R. Block
				     Title: Deputy General Counsel



				 EXHIBIT INDEX



				       Page Number in
Exhibit                                 Sequentially
Reference                   Title      Numbered Report
- -----------------------    -------    -----------------

			     N/A




		     SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C. 20549

				SCHEDULE 13D
		 Under the Securities Exchange Act of 1934*
			     (Amendment No. 14)


			 NEXTEL Communications, Inc.

			      (Name of Issuer)

			    Class A Common Stock

		       (Title of Class of Securities)

				 65332V 10 3

			       (CUSIP Number)

			    Stanley S. Wang, Esq.
		  Senior Vice President and General Counsel
			     Comcast Corporation
		 1500 Market Street, Philadelphia, PA 19102
			   Tel. No. (215) 665-1700

	  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

				July 13, 1995

	   (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.













* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65332V 10 3

	(1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	      COMCAST CORPORATION
	      23 - 1709202

	(2)   Check the Appropriate Box if a Member of a Group
							     (a)   [ ]
							     (b)   [ ]

	(3)   SEC Use Only


	(4)   Source of Funds                                      [ ]


	(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								   [ ]

	(6)   Citizenship or Place of Organization

	      Pennsylvania

Number of          (7)   Sole Voting Power Shares
Shares                   25,230,000*                    *See number 12 below
Beneficially       (8)   Shared Voting Power
Owned by                 -0-*                           *See number 12 below
Each Reporting     (9)   Sole Dispositive Power
Person                   25,230,000*                    *See number 12 below
With              (10)   Shared Dispositive Power
			 -0-*                           *See number 12 below

	(11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	      25,230,000*                               *See number 12 below

	(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	      Shares                                                     [X]

	      *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	(13)  Percent of Class Represented by Amount in Row (11)

	      19.03%

	(14)  Type of Reporting Person (See Instructions)

	      CO



		     SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C. 20549

				SCHEDULE 13D
			     (Amendment No. 14)

				Statement Of

			     COMCAST CORPORATION

		      Pursuant to Section 13(d) of the
		       Securities Exchange Act of 1934

				in respect of

			 NEXTEL Communications, Inc.


	      Reference is made to the Schedule 13D previously filed on August 31, 1992 (the "Original 13D") by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994, Amendment No. 9 thereto filed on February 3, 1995, Amendment No. 10 thereto filed on April 7, 1995, Amendment No. 11 thereto filed on May 2, 1995, Amendment No. 12 thereto filed on May 19, 1995 and Amendment No. 13 thereto filed on July 5, 1995 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item          Purpose of the Transaction.

	      Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	      Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated have agreed (pursuant to a purchase agreement referred to in Item 6 below) to purchase from Comcast 11,266,367 shares of Class A Common Stock of the Company at $18.875 per share and to resell such shares at varying prices to the public. The offer and sale of the aforementioned shares is pursuant to the Registration Statement. Comcast will receive gross proceeds of approximately $212.65 million from the sale of such shares of which approximately $22.98 million will be paid to the Company for amounts due under the Note (as defined in the Original 13D) issued by Comcast to the Company. Upon such payment, the Stock Pledge Agreement (as defined in the Original 13D) will be terminated and the Note will be cancelled.

	      Attached hereto as Exhibit J is a copy of the press release issued by Comcast on July 13, 1995 in connection with the above described transaction.

	      Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, other than as set forth in the Schedule 13D and herein, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.


Item 5.       Interest in Securities of the Issuer.

	      Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	      The information contained in Item 4 above is hereby incorporated by reference herein.

	      Comcast owns 0 shares of Class A Common Stock. Based upon the 107,382,458 shares of Class A Common Stock outstanding as of May 5, 1995 (excluding shares held in treasury) according to the Company's Quarterly Report on Form 10Q for the quarter ended March 31, 1995, if Comcast were to exercise in full the February Warrant for 230,000 shares of Class A Common Stock and the Option for 25,000,000 shares of Class A Common Stock, Comcast would own 25,230,000 shares of Class A Common Stock, representing approximately 19.03% of the outstanding Class A Common Stock.

	      Other than as described herein and in the Schedule 13D, Comcast has not effected any transactions in the securities of the Company during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers or directors within the past sixty days.

	      Except as amended and supplemented hereby, the information under Item 5 of the Schedule 13D remains as previously reported.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

	      Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	      The information contained in Item 4 is hereby incorporated by reference herein.

	      In connection with the sale of shares of Class A Common Stock by Comcast (described in Item 4 above), Comcast and the Company have entered into a purchase agreement with Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated as representatives of the several underwriters named therein, which purchase agreement contains customary provisions for transactions of this type. The foregoing reference to the purchase agreement is qualified in its entirety by the terms of such agreement, a form of which is filed as Exhibit K to this Report.


Item 7.       Material to be Filed as Exhibits.(*)

	      Item 7 of the Statement is hereby amended by adding the following exhibit:

Exhibit J           Press Release issued by Comcast Corporation on July 13,
		    1995.

Exhibit K           Form of Purchase Agreement dated as of July 12, 1995
		    among Comcast FCI, Inc., NEXTEL Communications, Inc.,
		    Lehman Brothers Inc. and Morgan Stanley & Co.
		    Incorporated.

				  SIGNATURE



	      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


Dated:    July 14, 1995

				    COMCAST CORPORATION

				    By: /s/ Arthur R. Block
				    -------------------------------
				     Name:  Arthur R. Block
				     Title: Deputy General Cunsel

(*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.




==============================================================================
		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		  Under the Securities Exchange Act of 1934*
			      (Amendment No. 15)


			  NEXTEL Communications, Inc.
- ------------------------------------------------------------------------------
			       (Name of Issuer)

			     Class A Common Stock
- ------------------------------------------------------------------------------
			(Title of Class of Securities)

				  65332V 10 3
- ------------------------------------------------------------------------------
				(CUSIP Number)

			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700
- ------------------------------------------------------------------------------
	   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

			      September 11, 1995
- ------------------------------------------------------------------------------
	    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ---------------
* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
==============================================================================

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]


	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   12,230,000*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   12,230,000*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       12,230,000*                              *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                     [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       6.56%

	 (14)  Type of Reporting Person (See Instructions)

	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			      (Amendment No. 15)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  NEXTEL Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 (the "Original 13D") by Comcast Corporation ("Comcast") relating to NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994, Amendment No. 9 thereto filed on February 3, 1995, Amendment No. 10 thereto filed on April 7, 1995, Amendment No. 11 thereto filed on May 2, 1995, Amendment No. 12 thereto filed on May 19, 1995, Amendment No. 13 thereto filed on July 5, 1995 and Amendment No. 14 thereto filed on July 14, 1995 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the
Schedule 13D.


Item           Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       On September 11, 1995 Comcast FCI and the Company entered in to an Amended and Restated Option Agreement (the "Restated Option") pursuant to which the Option (previously filed as Exhibit A to the Schedule 13D) was amended and restated in its entirety. In the Restated Option, the parties agreed, among other things, that Comcast FCI may exercise its rights, to acquire, through exercise of the Option subject to the terms and conditions described therein, up to (1) 12,000,000 shares of Class A Common Stock at any time or from time to time through September 15, 1997 and (2) up to 13,000,000 shares of Class A Common Stock at any time from September 8, 1997 through September 15, 1997. The exercise price of $16.00 per share (subject to adjustment as provided in the Restated Option Agreement) remains unchanged from that stated in the Option. A copy of the Restated Option is attached hereto as Exhibit L and the foregoing description is qualified in its entirety by reference thereto.

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, other than as set forth in the Schedule 13D and herein, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.


Item 5.        Interest in Securities of the Issuer.

	       Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 4 above is hereby incorporated by reference herein.

	       Comcast owns no shares of Class A Common Stock. Based upon the 174,328,788 shares of Class A Common Stock outstanding as of August 4, 1995 (excluding shares held in treasury) according to the Company's Quarterly Report on Form 10Q for the quarter ended June 30, 1995, if Comcast were to exercise in full the February Warrant for 230,000 shares of Class A Common Stock and the portion of the Restated Option exercisable within 60 days hereof for 12,000,000 shares of Class A Common Stock, Comcast would own 12,230,000 shares of Class A Common Stock, representing approximately 6.56% of the outstanding Class A Common Stock.

	       Other than as described herein and in the Schedule 13D, Comcast has not effected any transactions in the securities of the Company during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers or directors within the past sixty days.

	       Except as amended and supplemented hereby, the information under Item 5 of the Schedule 13D remains as previously reported.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 4 is hereby incorporated by reference herein.

	       On September 11, 1995, Comcast and the Company also entered into a letter agreement setting forth certain agreements and understandings including, among other things, that Comcast would not acquire additional Class A Common Stock or other equity securities of the Company, prior to September 15, 1997 except pursuant to existing contractual rights (including but not limited to the Stock Purchase Agreement and the Restated Option) unless as a result of any such acquisition Comcast and its controlled affiliates would own securities of the Company representing at least 10% (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of the Company's then outstanding Class A Common Stock. A copy of the letter agreement is attached hereto as Exhibit M and the foregoing description thereof is qualified in its entirety by reference to such description.


Item 7.        Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibit:

Exhibit L            Amended and Restated Option Agreement, dated as of
		     September 11, 1995 between NEXTEL Communications, Inc.
		     and Comcast FCI, Inc.

Exhibit M            Letter Agreement dated September 11, 1995 between NEXTEL
		     Communications, Inc. and Comcast Corporation.


				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.


Dated:  September 13, 1995

				    COMCAST CORPORATION

				    By: /s/ Arthur R. Block
				    --------------------------
				     Name:   Arthur R. Block
				     Title:  Vice President
________
(*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of
   Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated
   electronically.



			       EXHIBIT INDEX(*)



						  Page Number in
Exhibit                                            Sequentially
Reference                     Title               Numbered Report
- -----------------    ------------------------    -----------------

       L             Amended and Restated                8
		     Option Agreement dated
		     as of September 11,
		     1995 between NEXTEL
		     Communications, Inc.
		     and Comcast FCI, Inc.
       M             Letter Agreement dated             23
		     September 11, 1995
		     between NEXTEL
		     Communications, Inc.
		     and Comcast
		     Corporation.
____________
(*) In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
		   Under the Securities Exchange Act of 1934
			      (Amendment No. 16)*


			  Nextel Communications, Inc.

			       (Name of Issuer)


			     Class A Common Stock

			(Title of Class of Securities)


				  65332V 10 3

				(CUSIP Number)


			     Stanley S. Wang, Esq.
		   Senior Vice President and General Counsel
			      Comcast Corporation
		  1500 Market Street, Philadelphia, PA 19102
			    Tel. No. (215) 665-1700

	   (Name, address and telephone number of person authorized to receive notices and communications)


			       February 9, 1996




If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

Check the following box if a fee is being paid with this statement:  [ ]   (A
fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.











* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

	 The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65332V 10 3

	 (1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

	       COMCAST CORPORATION
	       23 - 1709202

	 (2)   Check the Appropriate Box if a Member of a Group
							       (a)   [ ]
							       (b)   [ ]

	 (3)   SEC Use Only


	 (4)   Source of Funds                                       [ ]

	       WC

	 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
								     [ ]

	 (6)   Citizenship or Place of Organization

	       Pennsylvania

Number of           (7)  Sole Voting Power Shares
Shares                   20,848,469*                      *See number 12 below
Beneficially        (8)  Shared Voting Power
Owned by                 -0-*                             *See number 12 below
Each Reporting      (9)  Sole Dispositive Power
Person                   20,848,469*                      *See number 12 below
With               (10)  Shared Dispositive Power
			 -0-*                             *See number 12 below

	 (11)  Aggregate Amount Beneficially Owned by Each Reporting Person

	       20,848,469*                                *See number 12 below

	 (12)  Check if the Aggregate Amount in Row (11) Excludes Certain
	       Shares                                                       [X]

	       *Excludes an aggregate of 15,756,050 shares owned by the signatories to a certain Stockholders' Voting Agreement, dated September 14, 1992, as described more fully in Items 2 and 6 of Amendment No. 1 and Item 2 of Amendment No. 2.

	 (13)  Percent of Class Represented by Amount in Row (11)

	       9.55%

	 (14)  Type of Reporting Person (See Instructions)

	       CO



		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				 SCHEDULE 13D
			      (Amendment No. 16)

				 Statement Of

			      COMCAST CORPORATION

		       Pursuant to Section 13(d) of the
			Securities Exchange Act of 1934

				 in respect of

			  Nextel Communications, Inc.


	       Reference is made to the Schedule 13D previously filed on August 31, 1992 (the "Original 13D") by Comcast Corporation ("Comcast") relating to Nextel Communications, Inc. (formerly Fleet Call, Inc.) (the "Company"), as amended by Amendment No. 1 thereto filed on September 23, 1992, Amendment No. 2 thereto filed on February 24, 1993, Amendment No. 3 thereto filed on July 28, 1993, Amendment No. 4 thereto filed on March 1, 1994, Amendment No. 5 thereto filed on March 3, 1994, Amendment No. 6 thereto filed on July 18, 1994, Amendment No. 7 thereto filed on August 9, 1994, Amendment No. 8 thereto filed on August 30, 1994, Amendment No. 9 thereto filed on February 3, 1995, Amendment No. 10 thereto filed on April 7, 1995, Amendment No. 11 thereto filed on May 2, 1995, Amendment No. 12 thereto filed on May 19, 1995, Amendment No. 13 thereto filed on July 5, 1995, Amendment No. 14 thereto filed on July 14, 1995 and Amendment No. 15 thereto filed on September 13,
1995 (such Schedule 13D, as so amended, is hereinafter referred to as the "Schedule 13D"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.


Item           Identity and Background.

	       Item 2 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       Lawrence S. Smith has become Executive Vice President of Comcast and Kenneth Mikalauskas has become Assistant Treasurer of Comcast.



Item           Source and Amount of Funds or Other Consideration.

	       On February 9, 1996, Comcast FCI, Inc. ("Comcast FCI") purchased 8,155,506 shares of Class A Common Stock, par value $.001 per share of the Company (the "Common Stock") at $12.25 per share for a total purchase price of $99,904,948.50. This purchase (the "Dial Page Anti-Dilution Purchase") was pursuant to Comcast FCI's rights under Section 1.10 of the Agreement, as supplemented by the April 1995 Letter Agreement, and was in connection with the merger of Dial Page, Inc. ("Dial Page") with the Company (the "Dial Page Merger"). The source of funds for the Dial Page Anti-Dilution Purchase was available cash on hand provided by working capital.

	       On October 27, 1995, Comcast acquired 230,000 shares of Common Stock upon exercise of the February Warrant at an exercise price of $1.75 per share for a total of $402,500. The source of funds for the exercise of the February Warrant was available cash on hand provided by working capital.

	       In addition to the foregoing, Comcast acquired 462,963 shares of Common Stock in accordance with an Asset Purchase Agreement among Comcast, the Company and Dispatch Communications of Pennsylvania, Inc., a wholly owned subsidiary of the Company dated as of July 13, 1995 (the "Asset Purchase Agreement") (which was contemplated by the January 1995 Amendment) pursuant to which the Company purchased Comcast's business Philadelphia Mobile Communications, Inc. ("PMCI") in exchange for such shares on October 16, 1995. A copy of the Asset Purchase Agreement is attached hereto as Exhibit N and is incorporated by reference herein.


Item           Purpose of the Transaction.

	       Item 4 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 3 above is hereby incorporated by reference herein.

	       In accordance with (i) the April 1995 Letter Agreement, (ii) the letter agreement dated February 9, 1996 among the Company, Comcast and Comcast FCI (the "Exercise Letter Agreement") and (iii) the amendment to the Stock Purchase Agreement dated as of February 9, 1996 entered into by Comcast, Comcast FCI and the Company (the "February 1996 Amendment") concerning, among other things, certain aspects of the exercise by Comcast FCI of its anti-dilution rights under Section 1.10 of the Agreement in connection with the Dial Page Merger, Comcast FCI purchased, in the Dial Page Anti-Dilution Purchase, shares of Common Stock (as described in Item 3 and the following paragraph) in exercise of its right to purchase shares of Common Stock in an amount up to that which would maintain its Fully Diluted Ownership Percentage (as defined in the Stock Purchase Agreement and as further clarified in the April 1995 Letter Agreement).

	       Pursuant to the February 1996 Amendment, the number of shares of Common Stock subject to Comcast's anti- dilution rights in connection with the Dial Page Anti- Dilution Purchase included (i) the number of shares of Common Stock issued by the Company in the Dial Page Merger (as of the closing of the Dial Page Merger and including shares issued in connection with the warrant exchange offer made in connection with the Dial Page Merger) plus (ii) the number of shares of Common Stock issuable pursuant to exercisable stock options and warrants issued or assumed by the Company in connection with the Dial Page Merger having an exercise price or conversion price less than the per share closing sale price of the Common Stock on the last business day preceding the closing date of the Dial Page Merger. A copy of the Exercise Letter Agreement and the February 1996 Amendment are attached hereto as Exhibit O and Exhibit P, respectively, and are incorporated by reference herein and the foregoing descriptions thereof are qualified in their entirety by reference to such Exhibits.

	       Comcast effected the Dial Page Anti-Dilution Purchase, the exercise of the February Warrant and the acquisition of shares pursuant to the Asset Purchase Agreement for investment purposes.

	       Pursuant to its registration rights under the Agreement, Comcast has requested that to enable Comcast to sell publicly some or all of the 8,848,469 shares of Common Stock it currently owns (including the shares received as a result of the Dial Page Anti-Dilution Purchase), the Company cause to be filed with the Commission, a registration statement on Form S-3 (the "1996 Registration Statement") with respect to such shares. In accordance with the Agreement, unless the shares covered by the 1996 Registration Statement are sold earlier, the 1996 Registration Statement would remain effective for up to one year from the date of effectiveness.

	       Comcast intends to review continually the Company's business affairs and financial condition, as well as conditions in the securities markets and general economic and industry conditions. Based on an evaluation of these and other similar considerations and as consistent with the Agreement (as it may be further amended or superseded), Comcast will continue to consider various alternative courses of action and will in the future take such actions with respect to the Company as it deems appropriate in light of the circumstances existing from time to time. At the present time, other than as set forth in the Schedule 13D and herein, Comcast has no specific plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.


Item           Interest in Securities of the Issuer.

	       Item 5 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 4 above is hereby incorporated by reference herein.

	       Comcast owns 8,848,469 shares Common Stock. Based upon the 198,150,869 shares of Common Stock the Company informed Comcast were outstanding as of February 5, 1996 (excluding shares held in treasury), if Comcast were to exercise in full the portion of the Restated Option exercisable within 60 days hereof for 12,000,000 shares of Common Stock, Comcast would own 20,848,469 shares of Common Stock, representing approximately 9.55% of the outstanding Common Stock (giving effect to such exercise). Comcast will have the sole power to vote or dispose of all the shares of Common Stock beneficially owned by Comcast.

	       Other than as described herein, Comcast has not effected any transactions in the securities of the Company during the past sixty days, and Comcast is not aware of any other transactions in such securities by any of its executive officers or directors within the past sixty days.

	       Except as amended and supplemented hereby, the information under Item 5 of the Schedule 13D remains as previously reported.


Item Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

	       Item 6 of the Schedule 13D is hereby supplemented and amended to include the following information:

	       The information contained in Item 4 is hereby incorporated by reference herein.

	       Pursuant to the Asset Purchase Agreement, the Company acquired PMCI and in exchange therefor issued 462,963 shares of Common Stock to Comcast FCI. The Asset Purchase Agreement contains customary representations, covenants and indemnities for transactions of its type. All conditions to closing were satisfied or waived on or prior to the closing date, October 16, 1995. The 462,963 shares acquired are subject to the registration rights in the Stock Purchase Agreement (as are the shares acquired in the Dial Page Anti-Dilution Purchase and the shares acquired through exercise of the February Warrant). A copy of the Asset Purchase Agreement is attached hereto as Exhibit N and is hereby incorporated by reference herein and the foregoing description thereof is qualified in its entirety by reference to such Exhibit.

	       In accordance with the February 1996 Amendment, Comcast's anti-dilutive rights under Section 1.10 of the Agreement have been modified to specify the number of shares of Common Stock (or convertibles securities exercisable for Common Stock) issued pursuant to any Acquisition Transaction (as defined in the February 1996 Amendment) occurring after the February 1996 Amendment that would be subject to Comcast's anti-dilutive rights. The February 1996 Amendment provides that such number of shares would be determined on the following terms:

	       (1) The number of Preemptive Shares will be the sum of (i) those shares of capital stock of the Company, except for warrants, options or other instruments exercisable or exchangeable for, or convertible into, shares of Common Stock ("Derivative Securities") issued by the Company in an Acquisition Transaction and outstanding at the time of such Acquisition Transaction plus (ii) those shares of capital stock issuable upon the exercise of all In The Money (as defined in the February 1996 Amendment) Derivative Securities issued or assumed by the Company in such Acquisition Transaction and outstanding immediately after the consummation of such Acquisition Transaction.

	       (2) All Common Stock acquired by Comcast pursuant to the exercise of their anti-dilutive rights in connection with any particular Acquisition Transaction shall be acquired at a uniform per share purchase price established in accordance with the Stock Purchase Agreement.

	       (3) For purposes of determining and maintaining the Fully Diluted Ownership Percentage (as defined in the Stock Purchase Agreement) in connection with future Acquisition Transactions, Fully Diluted Shares (as defined in the Stock Purchase Agreement) will exclude shares of Common Stock not subject to the Comcast anti-dilutive right.

	       The foregoing description is qualified in its entirety by reference to the February 1996 Amendment, attached hereto as Exhibit P and which is incorporated by reference herein.


Item           Material to be Filed as Exhibits.(*)

	       Item 7 of the Statement is hereby amended by adding the following exhibits:
(*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.

Exhibit N            Asset Purchase Agreement, dated as of July 13, 1995 among
		     Nextel Communications, Inc., Dispatch Communications of
		     Philadelphia, Inc., Comcast Corporation and Comcast FCI,
		     Inc.

Exhibit O            Letter Agreement (relating to Dial Page Anti-  Dilution
		     Purchase) dated February 9, 1996 among Comcast
		     Corporation, Comcast FCI, Inc. and Nextel Communications,
		     Inc.

Exhibit P            Amendment dated as of February 9, 1996 to Stock Purchase
		     Agreement dated September 14, 1992, among Comcast
		     Corporation, Comcast FCI, Inc. and Nextel Communications,
		     Inc.


				   SIGNATURE



	       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 12, 1996

				COMCAST CORPORATION

				By: /s/ Arthur R. Block
				--------------------------------
				    Name:  Arthur R. Block
				   Title: Deputy General Counsel



			       EXHIBIT INDEX(*)



						      Page Number in
Exhibit                                                Sequentially
Reference                      Title                  Numbered Report

N                  Asset Purchase Agreement,                11
		   dated as of July 13, 1995
		   among Nextel Communications,
		   Inc., Dispatch
		   Communications of
		   Philadelphia, Inc., Comcast
		   Corporation and Comcast FCI,
		   Inc.
O                  Letter Agreement (relating               81
		   to Dial Page Anti-Dilution
		   Purchase) dated February 9,
		   1996 among Comcast
		   Corporation, Comcast FCI,
		   Inc. and Nextel
		   Communications, Inc.
P                  Amendment dated as of                    85
		   February 9, 1996 to Stock
		   Purchase Agreement dated
		   September 14, 1992, among
		   Comcast Corporation, Comcast
		   FCI, Inc. and Nextel
		   Communications, Inc.

     (*)In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii)
	of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated
				electronically.